Exhibit 99.1
Note: On May 9, 2018, the Company filed a Current Report on Form 8-K (the “2017 Form 10-K Recast”) to recast certain information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The information contained in this Exhibit 99.1 has been further recast to reflect the changes to the condensed consolidating financial information presented in Note 17 “Guarantees of Registered Securities” to the financial statements as a result of changes to the corporate ownership structure that occurred in the second quarter of 2018 (the “2018 Internal Reorganization”). Additionally, the Company has updated this information for the migration to the eXtensible Business Reporting Language taxonomy set forth by the Financial Accounting Standards Board for 2018 (the “2018 XBRL Taxonomy”). Financial information in Note 17 for the years ended December 31, 2017, 2016 and 2015, has been recast to reflect the 2018 Internal Reorganization. In addition, the Condensed Consolidating Balance Sheets in Note 17 as of December 31, 2017 and 2016 have been recast to reflect the 2018 Internal Reorganization as if the resulting corporate ownership structure was in place at January 1, 2015.
The information contained in this Exhibit 99.1 has not been updated for any event or development occurring after February 28, 2018, the date that the Company filed its Annual Report on Form 10-K for the year ended December 31, 2017with the Securities and Exchange Commission (the “SEC”), other than with respect to: (i) those developments set forth in the 2017 Form 10-K Recast, (ii) certain changes to the condensed consolidating financial information presented in Note 17 “Guarantees of Registered Securities” to the financial statements as a result of the 2018 Internal Reorganization and (iii) updates with respect to the 2018 XBRL Taxonomy. For significant developments since February 28, 2018, please refer to our other current and periodic reports filed with the SEC through the date of this Current Report on Form 8-K, including our quarterly report on Form 10-Q for the fiscal period ended June 30, 2018.

GLOSSARY OF TERMS
The following frequently used abbreviations or acronyms are used in this Exhibit 99.1 as defined below:

Abbreviation/Acronym	Definition
2017 Notes	The Company's 5% Senior Notes due 2017
2019 Notes	The Company's 7.875% Senior Notes due 2019
2022 Notes	The Company's 4.875% Senior Notes due 2022
2024 Notes	The Company's 4.75% Senior Notes due 2024
2025 Notes	The Company's 7.375% Senior Notes due 2025
2042 Notes	The Company's 5.4% Senior Notes due 2042
2044 Notes	The Company's 5.85% Senior Notes due 2044
ARO	Saudi Aramco Rowan Offshore Drilling Company
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
Board	Board of directors of the Company
Cobalt	Cobalt International Energy, L.P.
Company Compensation Committee	Compensation committee of the board of directors of the Company
Directors RSUs	Directors Deferred Restricted Share Units
Directors ND RSUs	Directors Non-Deferred Restricted Share Units
EBT	Employee benefit trust of the Company
FASB	Financial Accounting Standards Board
FCX	Freeport-McMoRan Inc.
FMOG	Freeport-McMoRan Oil and Gas LLC
IRS	U.S. Internal Revenue Service
NOLs	Net Operating Loss Carryforwards
P-Units	Performance Units
Plan	Amended and Restated 2013 Rowan Companies plc Incentive Plan, dated May 25, 2017

Abbreviation/Acronym	Definition
RCI	Rowan Companies Inc., a subsidiary of the Company
Retiree Medical Plan	Retiree Life & Medical Supplemental Plan of Rowan Companies, Inc.
Revolving Credit Facility	The Company's revolving credit facility, which matures in January 2021
Rowan plc	Rowan Companies plc
Rowan SERP	Restoration Plan of Rowan Companies, Inc.
RSAs	Restricted Share Awards
RSUs	Restricted Share Units
SARs	Share Appreciation Rights
Saudi Aramco	Saudi Arabian Oil Company
SEC	The United States Securities and Exchange Commission
Senior Notes	The 2019 Notes, 2022 Notes, 2024 Notes, 2025 Notes, 2042 Notes and 2044 Notes, collectively
Subject Notes	The 2017 Notes, 2019 Notes, 2022 Notes and the 2024 Notes, collectively
TSR	Total Shareholder Return
U.K.	United Kingdom
U.S.	United States
U.S. Tax Act	2017 Tax Cuts and Jobs Act
US GAAP	Accounting principles generally accepted in the United States of America
US GOM	United States Gulf of Mexico
USD	U.S. Dollar
WTI	West Texas Intermediate

PART II
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Rowan Companies plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rowan Companies plc and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the schedule listed in the Index at Item 15 (not included herein) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2018, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for current and deferred income tax effects for intra-entity transfers of assets other than inventory in 2017 due to the adoption of Accounting Standards Update No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2018 (May 9, 2018, as to the effects of the reclassification adjustments due to the adoption of new accounting guidance discussed in Note 1 and August 24, 2018, as to Note 17)

We have served as the Company’s auditor since 1966.

ROWAN COMPANIES PLC
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of Rowan is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended.  Our internal controls were designed to provide reasonable assurance as to the reliability of our financial reporting and the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, as well as to safeguard assets from unauthorized use or disposition.
We are required to assess the effectiveness of our internal controls relative to a suitable framework.  The Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control - Integrated Framework (2013), developed a formalized, organization-wide framework that embodies five interrelated components — the control environment, risk assessment, control activities, information and communication and monitoring, as they relate to three internal control objectives — operating effectiveness and efficiency, financial reporting reliability and compliance with laws and regulations.
Our assessment included an evaluation of the design of our internal control over financial reporting relative to COSO and testing of the operational effectiveness of our internal control over financial reporting. Based upon our assessment, we have concluded that our internal controls over financial reporting were effective as of December 31, 2017.
The independent registered public accounting firm Deloitte & Touche LLP has audited Rowan’s consolidated financial statements and financial statement schedule included in our 2017 Annual Report on Form 10-K and has issued an attestation report on the Company’s internal control over financial reporting.

/s/ THOMAS P. BURKE	/s/ STEPHEN M. BUTZ
Thomas P. Burke	Stephen M. Butz
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 28, 2018	February 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Rowan Companies plc

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Rowan Companies plc and subsidiaries (the "Company") as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2017, of the Company and our report dated February 28, 2018 (May 9, 2018, as to the effects of the reclassification adjustments due to the adoption of new accounting guidance discussed in Note 1 and August 24, 2018, as to Note 17), expressed an unqualified opinion on those financial statements and financial statement schedule, and included an explanatory paragraph relating to the Company's adoption of Accounting Standards Update No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2018

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Years ended December 31,
	2017	2016	2015
REVENUE	$1,282.8	$1,843.2	$2,137.0

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	685.0	779.7	980.2
Depreciation and amortization	403.7	402.9	391.4
Selling, general and administrative	104.6	102.2	114.3
Gain on sale of assets to unconsolidated subsidiary	(157.4)	—	—
(Gain) loss on disposals of property and equipment	9.4	8.7	(7.7)
Material charges and other operating items	—	32.9	337.3
Total costs and expenses	1,045.3	1,326.4	1,815.5

Equity in earnings of unconsolidated subsidiary	0.9	—	—

INCOME FROM OPERATIONS	238.4	516.8	321.5

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(155.7)	(155.5)	(145.3)
Interest income	15.4	3.8	1.1
Gain (loss) on extinguishment of debt	1.7	(31.2)	(1.5)
Other - net	(0.5)	(8.3)	(18.1)
Total other (expense) - net	(139.1)	(191.2)	(163.8)

INCOME BEFORE INCOME TAXES	99.3	325.6	157.7
Provision for income taxes	26.6	5.0	64.4

NET INCOME	$72.7	$320.6	$93.3

NET INCOME PER SHARE - BASIC:	$0.58	$2.56	$0.75

NET INCOME PER SHARE - DILUTED:	$0.57	$2.55	$0.75

See Notes to Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Years ended December 31,
	2017	2016	2015
NET INCOME	$72.7	$320.6	$93.3

OTHER COMPREHENSIVE INCOME (LOSS)
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive income (loss), net of income tax expense (benefit) of $0, $(2.8), and $3.4, respectively.	(33.3)	(5.1)	7.0
Net reclassification adjustment for amounts recognized in net income as a component of net periodic benefit cost, net of income tax expense of $0, $3.8, and $7.4, respectively.	11.4	7.4	13.8

	(21.9)	2.3	20.8

COMPREHENSIVE INCOME	$50.8	$322.9	$114.1

See Notes to Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)

	December 31,
	2017	2016
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,332.1	$1,255.5
Receivables - trade and other	212.8	301.3
Prepaid expenses and other current assets	15.5	23.5
Total current assets	1,560.4	1,580.3

PROPERTY AND EQUIPMENT:
Drilling equipment	8,697.8	8,965.3
Other property and equipment	136.1	135.5
Property and equipment - gross	8,833.9	9,100.8
Less accumulated depreciation and amortization	2,281.2	2,040.8
Property and equipment - net	6,552.7	7,060.0

Long-term note receivable from unconsolidated subsidiary	270.2	—

Investment in unconsolidated subsidiary	30.9	—

Other assets	44.1	35.3
	$8,458.3	$8,675.6

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$126.8
Accounts payable - trade	97.2	94.3
Deferred revenue	1.1	103.9
Accrued liabilities	159.1	158.8
Total current liabilities	257.4	483.8

Long-term debt, less current portion	2,510.3	2,553.4
Other liabilities	293.6	338.8
Deferred income taxes - net	10.9	185.7
Commitments and contingent liabilities (Note 8)

SHAREHOLDERS' EQUITY:
Class A Ordinary Shares, $0.125 par value; 128.1 and 128.0 shares issued, respectively; 126.3 and 125.5 shares outstanding, respectively	16.0	16.0
Additional paid-in capital	1,488.6	1,471.7
Retained earnings	4,109.7	3,830.4
Cost of 1.8 and 2.5 treasury shares, respectively	(9.3)	(7.2)
Accumulated other comprehensive loss	(218.9)	(197.0)
Total shareholders' equity	5,386.1	5,113.9
	$8,458.3	$8,675.6
See Notes to Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions)

	Shares outstanding	Class A Ordinary Shares/ Common stock	Additional paid-in capital	Retained earnings	Treasury shares	Accumulated other comprehensive income (loss)	Total shareholders' equity
Balance, January 1, 2015	124.6	$15.6	$1,436.9	$3,467.0	$(8.0)	$(220.1)	$4,691.4
Net shares issued (acquired) under share-based compensation plans	0.2	0.1	0.4	—	(4.2)	—	(3.7)
Share-based compensation	—	—	23.8	—	—	—	23.8
Excess tax deficit from share-based awards	—	—	(2.6)	—	—	—	(2.6)
Retirement benefit adjustments, net of tax expense of $10.8	—	—	—	—	—	20.8	20.8
Dividends	—	—	—	(50.5)	—	—	(50.5)
Other	—	—	—	—	—	—	—
Net income	—	—	—	93.3	—	—	93.3
Balance, December 31, 2015	124.8	15.7	1,458.5	3,509.8	(12.2)	(199.3)	4,772.5
Net shares issued (acquired) under share-based compensation plans	0.7	0.3	(9.8)	—	5.0	—	(4.5)
Share-based compensation	—	—	20.4	—	—	—	20.4
Excess tax benefit from share-based awards	—	—	2.6	—	—	—	2.6
Retirement benefit adjustments, net of tax expense of $1.0	—	—	—	—	—	2.3	2.3
Net income	—	—	—	320.6	—	—	320.6
Balance, December 31, 2016	125.5	16.0	1,471.7	3,830.4	(7.2)	(197.0)	5,113.9
Net shares issued (acquired) under share-based compensation plans	0.8	—	(2.4)	—	(2.1)	—	(4.5)
Share-based compensation	—	—	19.3	—	—	—	19.3
Adoption of new accounting standard (see Note 2)	—	—	—	206.6	—	—	206.6
Retirement benefit adjustments, net of tax expense of $0	—	—	—	—	—	(21.9)	(21.9)
Net income	—	—	—	72.7	—	—	72.7
Balance, December 31, 2017	126.3	$16.0	$1,488.6	$4,109.7	$(9.3)	$(218.9)	$5,386.1

See Notes to Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$72.7	$320.6	$93.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	403.7	402.9	392.7
Equity in earnings of unconsolidated subsidiary	(0.9)	—	—
Deferred income taxes	24.7	(37.9)	(1.1)
Provision for pension and other postretirement benefits	12.5	15.0	34.0
Share-based compensation expense	29.0	34.6	33.6
Gain on sale of assets to unconsolidated subsidiary	(157.4)	—	—
(Gain) loss on disposals of property and equipment	9.4	8.7	(7.7)
Contingent payment derivative	0.1	(6.1)	—
Asset impairment charges	—	34.3	329.8
Cash loss on extinguishment of debt	—	24.0	1.0
Other	1.5	3.7	0.5
Changes in current assets and liabilities:
Receivables - trade and other	82.9	109.2	134.7
Prepaid expenses and other current assets	14.2	9.2	0.6
Accounts payable	1.9	(4.0)	23.2
Accrued income taxes	(3.8)	(3.4)	10.6
Other current liabilities	7.8	(27.2)	(11.9)
Other postretirement benefit claims paid	(18.4)	(7.9)	(4.4)
Contributions to pension plans	(29.3)	(22.5)	(11.4)
Deferred revenue	(112.8)	63.7	(3.1)
Net changes in other noncurrent assets and liabilities	(38.0)	12.7	(15.3)
Net cash provided by operating activities	299.8	929.6	999.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(100.6)	(117.6)	(722.9)
Deposit on purchase of rigs	(7.7)	—	—
Investment in unconsolidated subsidiary	(30.0)	—	—
Contributions to unconsolidated subsidiary for note receivable	(357.7)	—	—
Proceeds from sale of assets to unconsolidated subsidiary	357.7	—	—
Repayments of note receivable from unconsolidated subsidiary	87.5	—	—
Proceeds from disposals of property and equipment	3.3	6.2	19.4
Net cash used in investing activities	(47.5)	(111.4)	(703.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	500.0	220.0
Reductions of long-term debt	(170.0)	(511.8)	(317.9)
Payment of debt extinguishment costs	—	(24.0)	(1.0)
Dividends paid	—	—	(50.5)
Debt issue costs	—	(8.7)	—
Shares repurchased for tax withholdings on vesting of restricted share units	(5.7)	(5.0)	(1.2)
Excess tax benefits from share-based compensation	—	2.6	—
Net cash used in financing activities	(175.7)	(46.9)	(150.6)

INCREASE IN CASH AND CASH EQUIVALENTS	76.6	771.3	145.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,255.5	484.2	339.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,332.1	$1,255.5	$484.2
See Notes to Consolidated Financial Statements.

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, is a global provider of offshore contract drilling services to the oil and gas industry, with a focus on high-specification and premium jack-up rigs and ultra-deepwater drillships. Prior to ARO commencing operations on October 17, 2017 (see "ARO Joint Venture" below), we operated in two segments: Deepwater and Jack-ups; however, as of December 31, 2017, the Company operated in three segments: Deepwater, Jack-ups and ARO. The Deepwater segment includes four ultra-deepwater drillships. The Jack-ups segment is composed of 21 self-elevating jack-up rigs and the impact of the various arrangements with ARO (see discussion below and Note 3), in addition, two LeTourneau Super 116E jack-up rigs were purchased in January 2018, (see Note 19). The ARO segment is the 50/50 joint venture with Rowan and Saudi Aramco that owns a fleet of five self-elevating jack-up rigs for operation in the Arabian Gulf for Saudi Aramco.  The Company contracts its drilling rigs, related equipment and work crews primarily on a day-rate basis in markets throughout the world, currently including the US GOM, U.K. and Norwegian sectors of the North Sea, the Middle East and Trinidad.
The consolidated financial statements included herein are presented in USD and include the accounts of Rowan plc and its direct and indirect subsidiaries. Unless the context otherwise requires, the terms “Rowan,” and “Company” are used to refer to Rowan plc and its consolidated subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
The financial information presented in this report does not constitute the Company's statutory accounts within the meaning of the U.K. Companies Act 2006 for the years ended December 31, 2017 or 2016. The audit of the statutory accounts for the year ended December 31, 2017, was not complete as of February 28, 2018. These accounts will be finalized by the directors on the basis of the financial information presented herein adjusted to meet the requirements of International Financial Reporting Standards as adopted by the European Union and the U.K. Companies Act 2006 and will be delivered to the Registrar of Companies in the U.K.
ARO Joint Venture
On November 21, 2016, Rowan and Saudi Aramco, through their subsidiaries, entered into a Shareholders’ Agreement to create a 50/50 joint venture (the "Shareholders' Agreement") to own, manage and operate offshore drilling units in Saudi Arabia. The new entity, ARO, was formed in May 2017 with each of Rowan and Saudi Aramco contributing $25 million to be used for working capital needs. In addition, $5 million in transaction costs were incurred by Rowan and capitalized to the investment in ARO. ARO commenced operations on October 17, 2017 (see Note 3 to our consolidated financial statements for additional information).
On October 17, 2017, Rowan and Saudi Aramco amended the asset transfer and contribution agreements (the "Amended Agreements"), previously entered into in connection with the Shareholders' Agreement, to, among other things, modify and clarify the mechanics associated with the formation of ARO to provide for: (1) equal cash contributions to ARO by each of Rowan and Saudi Aramco, (2) the receipt of cash from both Rowan and Saudi Aramco in exchange for shareholder notes, (3) the subsequent sale of: (a) three rigs and related assets to ARO by Rowan in exchange for cash and (b) one rig and related assets to ARO by Saudi Aramco in exchange for cash, and (4) the distribution by ARO of excess cash in the amount of approximately $88 million to each party, to be applied as a repayment to each party's shareholder note, maintaining each party’s 50% ownership interest in ARO following such asset sales. On October 17, 2017, these transactions were completed at which point the Company derecognized the related rig assets and began recording its interest in the ARO joint venture under the equity method of accounting. Pursuant to the terms of the Shareholders' Agreement and the Amended Agreements, Saudi Aramco also sold an additional rig to ARO in late December 2017 for cash. Rowan expects to sell two more rigs to ARO in late 2018 when those rigs complete their current contracts. Rowan expects the sale transactions to be similar to the October 2017 transactions. Rigs sold will receive contracts for an aggregate 15 years, renewed and re-priced every three years, provided that the rigs meet the technical and operational requirements of Saudi Aramco.
Rowan rigs in Saudi Arabia not selected for sale to the JV will be managed by ARO until the end of their current contracts with Saudi Aramco pursuant to a management services agreement that provides for a management fee equal to a percentage of revenue to cover overhead costs.
Each of Rowan and Saudi Aramco have agreed to take all steps necessary to ensure that ARO purchases at least 20 new build jack-up rigs ratably over 10 years once Saudi Aramco's joint venture to manufacture rigs commences operations. The first rig is expected to be delivered as early as 2021. The partners intend that the newbuild jack-up rigs will be financed out of available cash from operations and/or funds available from third party debt financing. The parties agreed that Saudi Aramco as a customer will provide drilling contracts to ARO in connection with the acquisition of the new rigs, which contracts could be used as security for third party debt financing if needed. If cash from operations or financing is not available to fund the cost of the newbuild jack-up rig, each partner is obligated to contribute funds, in the form of additional shareholder loans, to purchase such rigs, over time of up to a maximum amount of $1.25 billion per partner in the aggregate for all 20 newbuild jack-up rigs, which total investment amount is subject to a reduction formula as rigs are delivered. Further, no shareholder will be required to fund the delivery of more than three rigs during any twelve (12) month period.
Customer Contract Termination Amendment
On September 15, 2016, the Company amended its contract with Cobalt, for the drillship Rowan Reliance, which was scheduled to conclude on February 1, 2018. The amendment provided cash settlement payments to the Company totaling $95.9 million, that the drillship remain at its day rate of approximately $582,000 and that the drilling contract may be terminated as early as March 31, 2017. The Company received cash payments totaling $76.3 million in 2016 and received a final cash payment of $19.6 million during the first quarter of 2017. In addition, the amendment provided that if Cobalt continued its operations with the Rowan Reliance after March 31, 2017, the day rate would be reduced to approximately $262,000 per day for the remaining operating days through February 1, 2018 (subject to further adjustment thereafter). Cobalt International Energy, Inc., the parent of Cobalt, also committed to use the Company as its exclusive provider of comparable drilling services for a period of five years. As the Company had the obligation and intent to have the drillship or a substitute available through the pre-amended contract scheduled end date, in certain circumstances (including a 90 day notice of intent to use the rig prior to the original contract scheduled end date of February 1, 2018), the $95.9 million settlement was recorded as a deferred revenue liability at December 31, 2016. Amortization of deferred revenue began on April 1, 2017 and was fully amortized as of December 31, 2017 as Cobalt did not provide notice to the Company by November 2, 2017 (90 day notice of intent to use the rig).
Customer Contract Termination and Settlement
On May 23, 2016, the Company reached an agreement with FMOG and its parent company, FCX in connection with the drilling contract for the drillship Rowan Relentless ("FCX Agreement"), which was scheduled to terminate in June 2017. The FCX Agreement provided that the drilling contract be terminated immediately, and that FCX pay the Company $215 million to settle outstanding receivables and early termination of the contract, which was received in 2016. In addition, the Company received the right to receive up to two additional contingent payments from FCX, payable on September 30, 2017, of $10 million (the "First FCX Contingent Payment Provision") and $20 million (the "Second FCX Contingent Payment Provision" and, together with the First FCX Contingent Payment Provision, the "FCX Contingent Payments Provisions") depending on the average price of WTI crude oil over a 12-month period beginning June 30, 2016. The FCX Contingent Payments Provisions would have been due if the average price over the period was greater than $50 per barrel with respect to the First FCX Contingent Payment Provision and $65 per barrel with respect to the Second FCX Contingent Payment Provision ("Price Targets"). During the quarter ended June 30, 2016, the Company recognized $173.2 million in revenue for the Rowan Relentless, including $130.9 million for the cancelled contract value, $6.2 million for the fair value of the derivative associated with the FCX Contingent Payments Provisions, $5.6 million for previously deferred revenue related to the contract, and $30.5 million for operations through May 22, 2016. For additional information related to the FCX Contingent Payments Provisions see Note 6.
Reclassification adjustments due to the adoption of new accounting guidance
In March 2017, the FASB issued ASU No. 2017-07, Compensation - Retirement Benefits (ASC 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires entities to present the service cost component of the net periodic benefit cost in the same income statement line item as other employee compensation costs. The other components of net benefit cost, including interest cost, expected return on plan assets, amortization of prior service cost/credit and actuarial gain/loss, and settlement and curtailment effects, are to be presented outside of any subtotal of operating income. Entities will have to disclose the line(s) used to present the other components of net periodic benefit cost, if the components are not presented separately in the income statement.  The Company adopted the guidance effective January 1, 2018. As adoption is required to be on a retrospective basis, the Company has recast its historical consolidated statements of operations presented herein. The following table details the reclassification adjustment related to the adoption of the guidance:

	As Reported	Adoption Adjustment	As Recasted
2017:
Direct operating costs	$684.8	$0.2	$685.0
Selling, general and administrative	104.9	(0.3)	104.6
Other expense (included in Other-net)	0.4	0.1	0.5
Total	$790.1	$—	$790.1

2016:
Direct operating costs	$778.2	$1.5	$779.7
Selling, general and administrative	102.1	0.1	102.2
Other expense (included in Other-net)	9.9	(1.6)	8.3
Total	$890.2	$—	$890.2

2015:
Direct operating costs	$993.1	$(12.9)	$980.2
Selling, general and administrative	115.8	(1.5)	114.3
Other expense (included in Other-net)	3.7	14.4	18.1
Total	$1,112.6	$—	$1,112.6
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (ASC 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight cash flow classification issues with the objective of reducing differences in practice. The Company adopted the amendments in this ASU on January 1, 2018. As adoption is required to be on a retrospective basis, the Company has recast its historical consolidated statements of cash flows presented herein. The only impact of this adoption to the Company's historical consolidated statements of cash flows was a reclassification of certain cash payments to extinguish debt from operating activities to financing activities. For the year ended December 31, 2017, the Company did not have any cash payments for debt extinguishment costs. The following table details the reclassification adjustment related to the adoption of the guidance for the years ended December 31, 2016 and 2015:

	As Reported	Adoption Adjustment	As Recasted
2016:
Net cash provided by operating activities	$905.6	$24.0	$929.6
Net cash used in financing activities	(22.9)	(24.0)	(46.9)

2015:
Net cash provided by operating activities	$998.1	$1.0	$999.1
Net cash used in financing activities	(149.6)	(1.0)	(150.6)
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Revenue and Expense Recognition
The Company's drilling contracts generally provide for payment on a daily rate basis, and revenue is recognized as the work progresses with the passage of time. The Company occasionally receives lump-sum payments at the outset of a drilling assignment for equipment moves or modifications. Lump-sum fees received for equipment moves (and related costs) and fees received for equipment modifications or upgrades are initially deferred and amortized on a straight-line basis over the primary term of the drilling contract. The costs of contractual equipment modifications or upgrades and the costs of the initial move of newly constructed rigs are capitalized and depreciated in accordance with the Company’s fixed asset capitalization policy. The costs of moving equipment while not under contract are expensed as incurred. The following table sets forth deferred revenue (revenue received but unearned) and deferred contracts costs on the Consolidated Balance Sheets at December 31 (in millions):

	Balance Sheet Classification	2017	2016
Deferred revenue (1)
Current	Deferred revenue (2)	$1.1	$103.9
Noncurrent	Other liabilities	0.5	10.5
		$1.6	$114.4

Deferred contract costs
Current	Prepaid expenses and other current assets	$2.8	$2.0
Noncurrent	Other assets	—	0.2
		$2.8	$2.2

(1) 2016 Deferred revenue included $95.9 million ($86.5 million and $9.4 million, current and noncurrent, respectively) related to the Cobalt contract amendment (see Note 1).
(2) A current liability.
The Company recognizes revenue for certain reimbursable costs. Each reimbursable item and amount is stipulated in the Company’s contract with the customer, and such items and amounts frequently vary between contracts. The Company recognizes reimbursable costs on the gross basis, as both revenue and expenses, because the Company is the primary obligor in the arrangement, has discretion in supplier selection, is involved in determining product or service specifications and assumes full credit risk related to the reimbursable costs.
Cash Equivalents
Cash equivalents consist of highly liquid temporary cash investments with maturities no greater than three months at the time of purchase.
Accounts Receivable and Allowance for Doubtful Accounts
The Company's accounts receivable is stated at historical carrying value net of write-offs and allowance for doubtful accounts. The Company assesses the collectability of receivables and records adjustments to an allowance for doubtful accounts, which is recorded as an offset to accounts receivable, to cover the risk of credit losses. Any allowance is based on historical and other factors that predict collectability, including write-offs, recoveries and the evaluation and monitoring of credit quality. No allowance for doubtful accounts was required at December 31, 2017 or 2016.
The following table sets forth the components of Receivables - Trade and Other at December 31 (in millions):

	2017	2016
Trade	$195.8	$286.2
Income tax	8.0	7.7
Other	9.0	7.4
Total receivables - trade and other	$212.8	$301.3
Property and Depreciation
The Company provides depreciation for financial reporting purposes under the straight-line method over the asset’s estimated useful life from the date the asset is placed into service until it is sold or becomes fully depreciated. Estimated useful lives and salvage values are presented below:

	Life (in years)	Salvage Value
Jack-up drilling rigs:
Hulls	25 to 35	10%
Legs	25 to 30	10%
Quarters	25	10%
Drilling equipment	2 to 25	0% to 10%

Drillships:
Hulls	35	10%
Drilling equipment	2 to 25	0% to 10%

Drill pipe and tubular equipment	4	10%
Other property and equipment	3 to 30	various
Expenditures for new property or enhancements to existing property are capitalized and depreciated over the asset’s estimated useful life. As assets are sold or retired, property cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in results of operations. The Company capitalized a portion of interest cost incurred during the drillship construction period, which ended in 2015 with the completion of the drillship construction program. The Company capitalized interest in the amount of $16.2 million in 2015. The Company did not capitalize interest in 2017 and 2016.
Expenditures for maintenance and repairs are charged to expense as incurred and totaled $113 million in 2017, $118 million in 2016 and $129 million in 2015.
Impairment of Long-lived Assets
The Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. For assets held and used, the Company determines recoverability by evaluating the undiscounted estimated future net cash flows based on projected day rates, operating costs, capital requirements and utilization of the asset under review. When the impairment of an asset is indicated, the Company measures the amount of impairment as the amount by which the asset’s carrying amount exceeds its estimated fair value. The Company measures fair value by estimating discounted future net cash flows under various operating scenarios (an income approach) and by assigning probabilities to each scenario in order to determine an expected value. The lowest level of inputs the Company uses to value assets held and used in the business are categorized as “significant unobservable inputs,” which are Level 3 inputs in the fair value hierarchy. For assets held for sale, the Company measures fair value based on equipment broker quotes, less anticipated selling costs, which are considered Level 3 inputs in the fair value hierarchy.
The Company conducted an impairment test of its assets during the fourth quarter of 2017; however, the test resulted in no impairment as the estimated undiscounted cash flows from the assets exceeded the assets' carrying values.
In 2016, the Company conducted an impairment test of its assets and determined that the carrying values for five of its jack-up drilling units aggregating $43.6 million were not recoverable and as a result, the Company recognized a non-cash impairment charge of $34.3 million in 2016. In 2015, the Company conducted an impairment test of its assets and determined that the carrying values for ten of its jack-up drilling units aggregating $457.8 million were not recoverable, and as a result, recognized a non-cash impairment charge of $329.8 million in 2015. The Company measured fair values using the income approach described above. The fair value estimates required the Company to use significant unobservable inputs, which are internally developed assumptions not observable in the market, including assumptions related to future demand for drilling services, estimated availability of rigs and future day rates, among others. The impairments recognized in 2016 and 2015 on the jack-up rigs are included in jack-up operations in the segment information in Note 13. Impairment charges are included in Material Charges and Other Operating Items on the Consolidated Statements of Operations.
Share-based Compensation
The Company generally recognizes compensation cost for employee share-based awards on a straight-line basis over a 36-month service period. For employees who are retirement-eligible at the grant date or who will become retirement-eligible within six months of the grant date, compensation cost is generally recognized over a minimum period of six months. Generally, compensation cost for employees who become retirement eligible after six months following the grant date but before the maximum service period which is typically 36 months is amortized over the period from the grant date to the date the employee meets the retirement eligibility requirements.
Fair value of RSAs and RSUs awarded to employees is based on the average of the high and low market price of the shares on the date of grant. Prior to January 1, 2017, compensation cost was recognized for awards that were expected to vest and were adjusted in subsequent periods if actual forfeitures differed from estimates. Pursuant to the adoption of ASU No. 2016-09 as of January 1, 2017, the Company no longer estimates forfeitures, but rather adjusts its compensation costs in the period that actual forfeitures occur.
Non-employee directors may annually elect to receive either Directors RSUs or Directors ND RSUs. Both Directors RSUs and Directors ND RSUs vest at the earlier of the first anniversary of the grant date or the next annual meeting of shareholders following the grant date. Directors ND RSUs are settled on the vesting date, while Director RSUs are not settled until the director terminates service from the Board. Both Directors ND RSUs and Directors RSUs are settled in cash, shares or a combination thereof at the discretion of the Company Compensation Committee. Compensation cost for both Director RSUs and Director ND RSUs are recognized over the service period which is up to one year. Directors RSUs and Directors ND RSUs are accounted for under the liability method of accounting, the fair value is based on the market price of the underlying shares on the grant date, and compensation expense is adjusted for changes in fair value at each report date through the settlement date.

Performance-based awards consist of P-Units, in which the payment is contingent on the Company's TSR relative to the selected industry peer group. Fair value of P-Units is determined using a Monte-Carlo simulation model. The Company Compensation Committee has previously determined that any amount earned with respect to P-Units granted in 2015 would be settled in cash; however, P-Units granted in 2016 or after may be settled in cash, shares or a combination thereof at the Company Compensation Committee's discretion. All P-Units are accounted for under the liability method of accounting. Compensation cost is generally recognized on a straight-line basis over the service period and is adjusted for changes in fair value at each report date through the end of the performance period. For P-Units granted in 2017, the Company recognizes compensation cost on the accelerated method for those retirement eligible or who will become retirement eligible during the vesting period as the 2017 awards provide for pro-rata vesting rather than full vesting if a retirement eligible employee retires prior to the end of the 36 month service period.
Fair value of options is determined using the Black-Scholes option pricing model. The Company uses the simplified method for determining the expected life of options, because it does not have sufficient historical exercise data to provide a reasonable basis on which to estimate expected term, as permitted under US GAAP. The Company intends to share-settle options that are exercised and has therefore accounted for them as equity awards.
Fair value of SARs is determined using the Black-Scholes option pricing model. The Company uses the simplified method for determining the expected life of SARs, because it does not have sufficient historical exercise data to provide a reasonable basis on which to estimate expected term, as permitted under US GAAP. The Company has not granted any SARs since 2013. The Company intends to share-settle SARs that are exercised and has therefore accounted for them as equity awards.
Foreign Currency Transactions
A substantial majority of the Company's revenue is received in USD, which is the Company's functional currency. However, in certain countries in which the Company operates, local laws or contracts may require some payments to be received in the local currency. The Company is exposed to foreign currency exchange risk to the extent the amount of its monetary assets denominated in the foreign currency differs from its obligations in that foreign currency. In order to mitigate the effect of exchange rate risk, the Company attempts to limit foreign currency holdings to the extent they are needed to pay liabilities in the local currency. Prior to 2016, the Company entered into spot purchases or short-term derivative transactions, such as forward exchange contracts, with one-month durations. The Company did not enter into such transactions for the purpose of speculation, trading or investing in the market and believed that its use of forward exchange contracts did not expose it to material credit risk or other material market risk. Although the Company's risk policy allows it to enter into such forward exchange contracts, the Company does not currently anticipate entering into such transactions in the future and had no such contracts outstanding as of December 31, 2017.
At December 31, 2017 and 2016, the Company held Egyptian pounds in the amount of $2.8 million and $5.1 million, respectively, of which $2.2 million and $4.2 million are classified as Other Assets on the Consolidated Balance Sheets. At December 31, 2017, the Company held Angolan Kwanza in the amount of $4.3 million, which is classified as Other Assets on the Consolidated Balance Sheets. See the "Assets and Liabilities Measured at Fair Value on a Recurring Basis" section of Note 7 for further information.
Non-USD transaction gains and losses are recognized in “other - net” on the Consolidated Statements of Income. The Company recognized net currency exchange losses of $0.4 million, $9.7 million and $3.9 million in 2017, 2016 and 2015, respectively. In 2016, the exchange loss was primarily due to the devaluation of the Egyptian pound.

Income Taxes
Rowan recognizes deferred income tax assets and liabilities for the estimated future tax consequences of differences between the financial statement and tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets that are not likely to be realized. Interest and penalties related to income taxes are included in income tax expense.
The Company has not provided deferred income taxes on certain undistributed earnings of its non-U.K. subsidiaries. No subsidiary of RCI has a plan to distribute earnings to RCI in a manner that would cause those earnings to be subject to U.S., U.K. or other local country taxation.
Principles of Consolidation
The consolidated financial statements include the Company's accounts and those of its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Investments in operating entities where the Company has the ability to exercise significant influence, but where it does not control operating and financial policies are accounted for using the equity method. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company's proportionate share of earnings or losses and distributions. Equity in earnings of ARO, in the consolidated statements of operations, reflects the Company's proportionate share of ARO's net income, including any associated affiliate taxes. See the Note 3 for additional details related to the Company's equity method investment.

Income Per Common Share
Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted income per share includes the additional weighted effect of dilutive securities outstanding during the period, which includes nonvested restricted stock, RSUs, P-Units, share options and SARs granted under share-based compensation plans. The effect of share equivalents is not included in the computation for periods in which a net loss occurs because to do so would be anti-dilutive.
A reconciliation of net income for basic and diluted income per share is set forth below (in millions):

	2017	2016	2015
Net income	$72.7	$320.6	$93.3
Income allocated to non-vested share awards	0.1	1.5	—
Net income - adjusted for income allocated to non-vested share awards	$72.8	$322.1	$93.3
A reconciliation of shares for basic and diluted income per share is set forth below (in millions):

	2017	2016	2015
Average common shares outstanding	126.1	125.3	124.5
Effect of dilutive securities - share based compensation	1.6	1.0	0.7
Average shares for diluted computations	127.7	126.3	125.2
Share options, SARs, nonvested restricted stock, P-Units and RSUs granted under share-based compensation plans are anti-dilutive and excluded from diluted earnings per share when the hypothetical number of shares that could be repurchased under the treasury stock method exceeds the number of shares that can be exercised, or when the Company reports a net loss from continuing operations. Anti-dilutive shares, which could potentially dilute earnings per share in the future, are set forth below (in millions):

	2017	2016	2015
Share options and appreciation rights	$1.5	$1.6	$1.2
Nonvested restricted shares and restricted share units	2.1	0.9	1.1
Total potentially dilutive shares	$3.6	$2.5	$2.3
Recent Accounting Pronouncements - Adopted

Stock Compensation – In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-based Payment Accounting ASC 718), which simplifies several aspects of accounting for employee share-based payment awards, including the accounting for income taxes, withholding taxes and forfeitures, as well as classification on the statement of cash flows. The Company adopted this ASU as of January 1, 2017 and elected to account for forfeitures when they occur, on a modified retrospective basis. As required by this ASU, the Consolidated Statement of Cash Flows was retroactively adjusted for the years ended December 31, 2016 and 2015, to reclass $5.0 million and $1.2 million, respectively, from operating activities to financing activities related to shares repurchased for tax withholdings on vesting of RSUs. The Company prospectively adopted the provision of this ASU related to the classification of excess tax benefits on the statement of cash flows as an operating cash flow. The adoption did not have a material impact on the Company's consolidated financial statements.
Income Taxes – In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. As permitted under this ASU, the Company elected early adoption of this ASU as of January 1, 2017 and recorded a $206.6 million increase to retained earnings for the remaining unamortized deferred tax liability resulting from intra-entity transactions. The impact of the adoption of this ASU was a reduction in tax benefits of $39.2 million, or a reduction per share of $0.31 for the year ended December 31, 2017.
Business Combinations – In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As permitted under this ASU, the Company early adopted this guidance as of October 17, 2017 in conjunction with the finalization of the ARO joint venture discussed in Note 1 and Note 3. The adoption did not have a material impact on the Company's consolidated financial statements.
Stock Compensation (Scope of Modification) – In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (ASC 718): Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This ASU was issued to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. An entity will not have to account for the effects of a modification if all of the following are met: (1) The fair value of the modified award is the same as that of the original award immediately before the modification; (2) the vesting conditions of the modified award are the same as that of the original award immediately before the modification; and (3) the classification of the modified award as either an equity instrument or liability instrument is the same as that of the original award immediately before the modification. The Company adopted this guidance in the fourth quarter of 2017 and it did not have a material impact on its consolidated financial statements.

Recent Accounting Pronouncements - to be Adopted
Revenue Recognition – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), which sets forth a global standard for revenue recognition and replaces most existing industry-specific guidance. The Company will be required to adopt the new standard in annual and interim periods beginning January 1, 2018. ASC 606 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company will adopt ASC 606, effective January 1, 2018 utilizing the modified retrospective approach. In adopting ASC 606, the Company expects its revenue recognition to differ from its current revenue recognition pattern only as it relates to demobilization revenue. Such revenue, which is recognized upon completion of a contract under current GAAP, will be estimated at contract inception and recognized over the term of the contract under the new guidance for customer contracts that have demobilization provisions. While the Company continues to finalize the impact of adoption, the Company does not expect that the cumulative effect adjustment to opening retained earnings required by the modified retrospective adoption approach to be significant, as it will primarily consist of the impact of the timing difference related to recognition of demobilization revenue for affected contracts.
Lease Accounting – In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842): Amendments to the FASB ASC, which requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key qualitative and quantitative information about the entity's leasing arrangements. Based on current guidance, lessees and lessors will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach, including a number of optional practical expedients that entities may elect to apply. However, in January 2018, the FASB issued an exposure draft which allows for an option to apply the guidance prospectively, instead of retrospectively, and allows for other classification provisions, as described below. ASC 842 is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. Under the updated accounting standards, the Company has preliminarily determined that its drilling contracts contain a lease component, and the adoption, therefore, will require that the Company separately recognize revenue associated with the lease and services components. As noted above, in January 2018, the FASB issued an exposure draft which discussed a practical expedient which would allow companies to combine lease and non-lease components where the revenue recognition pattern is the same and where the combination of the service and lease component would be considered an operating lease. With respect to the applicability to the drilling industry of the practical expedients, the Company has and will continue to consult with its peers in the International Association of Drilling Contractors Accounting Sub-committee ("IADC Accounting Sub-committee") to evaluate any accounting standard updates issued as a result of the exposure draft for the applicability of this practical expedient to its drilling contracts. Although the Company had previously disclosed its intent to adopt ASC 842 and ASC 606 concurrently, due to the implications of this exposure draft, the Company elected to not adopt ASC 842 early on January 1, 2018, and as a result, is no longer adopting ASC 842 and ASC 606 concurrently.
The adoption of ASC 842 will have an impact on how the Company's consolidated balance sheets, statements of operations, cash flows and disclosures contained in our notes to consolidated financial statements will be presented, however because we are currently evaluating the impact of the new exposure draft, we are unable to quantify the overall impact at this time. As a lessee, we have estimated future minimum lease commitments of approximately $40 million with an estimated present value of approximately $30 million based on our currently identified lease portfolio. We continue to refine our estimate, which is subject to change at the adoption date of ASC 842.
Financial Instruments – In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB's guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The Company will be required to adopt the amended guidance in annual and interim reports beginning January 1, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of evaluating the impact this amendment will have on its consolidated financial statements.
Statement of Cash Flows Restricted Cash – In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees with the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. The Company will be required to adopt the amendments in this ASU in annual and interim periods beginning January 1, 2018, with early adoption permitted. Adoption is required to be applied using a retrospective approach to each period presented. The Company is in the process of evaluating the impact these amendments may have on its consolidated financial statements.
Other Income – In February 2017, the FASB issued ASU No. 2017-05, Other Income (ASC 610): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets” (“ASU 2017-05”). ASU 2017-05 clarifies the scope of the original guidance within Subtopic 610-20 that was issued in connection with ASU 2014-09, which provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with non-customers. ASU 2017-05 also added guidance for partial sales of nonfinancial assets. The Company will be required to adopt the amendments in this ASU beginning January 1, 2018, concurrently with ASC 606. The Company is in the process of evaluating the impact this amendment may have on its consolidated financial statements.
Comprehensive Income – In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (ASC 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The Company will be required to adopt the amendments in this ASU in annual and interim periods beginning January 1, 2019, with early adoption permitted. Adoption is required to be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is in the process of finalizing its evaluation of the impact these amendments will have on its consolidated financial statements but estimates a reclassification of $40-$50 million from Accumulated other comprehensive income to increase Retained earnings.
NOTE 3 – Equity Method Investments and Variable Interest Entities
On November 21, 2016, Rowan and Saudi Aramco, through their subsidiaries, entered into a Shareholders’ Agreement to create a 50/50 joint venture, known as ARO (see Note 1). ARO commenced operations on October 17, 2017 and owns, manages and operates offshore drilling units in Saudi Arabia. The Company accounts for its interest in ARO using the equity method of accounting and only recognizes its portion of equity earnings in the Company's consolidated financial statements. ARO is a variable interest entity; however, the Company is not the primary beneficiary and therefore does not consolidate ARO. The

Company's judgment regarding the level of influence over ARO included considering key factors such as: each company's ownership interest, representation on the board of managers of ARO, ability to direct activities that most significantly impact ARO's economic performance, as well as the ability to influence policy-making decisions.
Summarized financial information
Summarized financial information for ARO, as derived from ARO's financial statements, is as follows (in millions):

October 17, 2017 to
December 31, 2017
Revenue	$48.6
Direct operating costs (excluding items below)	22.2
Depreciation and amortization	12.9
Selling, general and administrative	6.1
Gain on disposals of property and equipment	(0.1)
Income from Operations	7.5
Interest expense	(4.2)
Provision for income taxes	1.6
Net Income	$1.7

Rowan's Equity in earnings from ARO	$0.9
Related party transactions
In connection with the establishment of ARO the Company signed an Asset Transfer and Contribution Agreement. As part of this agreement the Company contributed cash to ARO of $357.7 million in exchange for a 10-year shareholder note receivable from ARO, initially totaling $357.7 million, at a stated interest rate of LIBOR plus two percent. As of December 31, 2017, the outstanding amount for this shareholder note receivable was $271.3 million, consisting of $270.2 million and $1.1 million, respectively, included in Long-term note receivable from unconsolidated subsidiary and Receivables - trade and other on the Company's Consolidated Balance Sheets. Interest related to this note is being recognized as a part of Interest Income in the Company's Consolidated Statement of Operations and totaled approximately $2.1 million for the period from October 17, 2017 to December 31, 2017.
In conjunction with the establishment of ARO, the Company signed a series of agreements including: a Transition Services Agreement and a Secondment Agreement. Pursuant to these agreements the Company, or its seconded employees, will provide various services to ARO (see Note 13), and in return, the Company is to be provided remuneration for those services. From time to time Rowan may sell equipment or supplies to ARO. Additionally, Rowan incurred certain preparation costs prior to ARO commencing operations which will be reimbursed to Rowan by ARO. Revenue and other amounts recognized related to these agreements and transactions is as follows (in millions):

October 17, 2017 to
December 31, 2017
Secondment Revenue - Jack-ups	$9.2
Transition Services Revenue - Unallocated	7.4
Sales of supplies	0.5
Total Revenue received from ARO	$17.1

Reimbursement of preparation costs (a)	$1.6
Equipment sales to ARO (b)	1.0
Total reimbursements from ARO	$2.6

(a) The reimbursement resulted in a reduction in expense of $1.3 million and a $0.3 million decrease to Prepaid expenses and other current assets. The entire $1.6 million is included in Receivable - trade and other for the amount to be reimbursed.

(b) There was no gain or loss recognized and $1.0 million is included in Receivable - trade and other for the $1.0 million purchase price.
Total Accounts receivable from ARO related to these transactions totaled approximately $17.3 million as of December 31, 2017.
As discussed in Note 1, with the establishment of ARO, the Company also signed a Rig Management Agreement whereby ARO will provide certain rig management services for Rowan's rigs while they are contracted with Saudi Aramco. The Company will compensate ARO for the services in which they provide to Rowan. For the period from October 17, 2017 to December 31, 2017, the Company recognized $7.8 million in Direct operating cost in the Consolidated Statements of Operations related to these rig management services. Additionally, ARO may sell equipment or supplies to Rowan or purchase such for Rowan, in which case ARO is provided reimbursement. For the period from October 17, 2017 to December 31, 2017, the Company recognized $0.6 million in Direct operating cost in the Consolidated Statements of Operations related to these transactions as well as $2.4 million in accrued capital expenditures.
Accounts payable to ARO related to these transactions totaled approximately $10.8 million as of December 31, 2017.
The following summarizes the total assets and liabilities as reflected in the Company's consolidated balance sheets as well as the Company's maximum exposure to loss related to ARO (in millions). Generally, the Company's maximum exposure to loss is limited to its 1) equity investment in the joint venture, 2) outstanding note receivable and 3) any amounts payable to the Company for services it provides to the joint venture, reduced by payables for services which the Company owes to ARO.

December 31, 2017
Total assets	$319.5
Total liabilities	10.8
Maximum exposure to loss	$308.7
NOTE 4 – ACCRUED LIABILITIES
Accrued liabilities at December 31 consisted of the following (in millions):

	2017	2016
Pension and other postretirement benefits	$27.0	$32.1
Compensation and related employee costs	69.0	62.4
Interest	32.0	33.6
Income taxes	15.4	18.3
Other	15.7	12.4
Total accrued liabilities	$159.1	$158.8

NOTE 5 – LONG-TERM DEBT
Long-term debt at December 31 consisted of the following (in millions):

	2017	2016
5% Senior Notes, due September 2017 ($92.2 million principal amount; 5.2% effective rate)	$—	$92.0
7.875% Senior Notes, due August 2019 ($201.4 million and $209.8 million principal amount, respectively; 8.0% effective rate)	200.9	208.9
4.875% Senior Notes, due June 2022 ($620.8 million and $690.2 million principal amount, respectively; 4.7% effective rate)	624.6	695.4
4.75% Senior Notes, due January 2024 ($398.1 million principal amount; 4.8% effective rate)	395.9	395.6
7.375% Senior Notes, due June 2025 ($500 million principal amount; 7.4% effective rate)	497.5	497.2
5.4% Senior Notes, due December 2042 ($400 million principal amount; 5.4% effective rate)	395.1	394.9
5.85% Senior Notes, due January 2044 ($400 million principal amount; 5.9% effective rate)	396.3	396.2
Total carrying value	2,510.3	2,680.2
Current portion (1)	—	126.8
Carrying value, less current portion	$2,510.3	$2,553.4

(1) Current portion of long-term debt at December 31, 2016, included the 5% Senior Notes due 2017, as well as the portion of 7.875% Senior Notes due 2019 and 4.875% Senior Notes due 2022 tendered in December 2016 but not settled until January 2017.

The following is a summary of scheduled long-term debt maturities by year, as of December 31, 2017 (in millions):

2018	$—
2019	201.4
2020	—
2021	—
2022	620.8
Thereafter	1,698.1
$2,520.3
Revolving Credit Facility
Availability under the Revolving Credit Facility is $1.50 billion through January 23, 2019, declining to $1.44 billion through January 23, 2020, and to approximately $1.29 billion through the maturity in 2021. As of December 31, 2017, no amounts were outstanding and $5.0 million in letters of credit had been issued under the Revolving Credit Facility leaving remaining availability of $1.495 billion.
Advances under the Revolving Credit Facility bear interest at LIBOR or Base Rate plus an applicable margin, which is dependent upon the Company's credit ratings. The applicable margins for LIBOR and Base Rate advances range from 1.125% - 2.0% and 0.125% - 1.0%, respectively. The Company is also required to pay a commitment fee on undrawn amounts of the Revolving Credit Facility, which ranges from 0.125% to 0.35%, depending on the Company's credit ratings.
The Revolving Credit Facility requires the Company to maintain a total debt-to-capitalization ratio of less than or equal to 60%. Additionally, the Revolving Credit Facility has customary restrictive covenants that, including others, restrict the Company's ability to incur certain debt and liens, enter into certain merger and acquisition agreements, sell, transfer, lease or otherwise dispose of all or substantially all of the Company's assets and substantially change the character of the Company's business from contract drilling.
Debt Reductions
During 2015, the Company paid $101.1 million in cash to retire $97.9 million aggregate principal amount of the 2017 Notes and the 2019 Notes, plus accrued interest, and recognized a $1.5 million loss on early extinguishment of debt.
During the first half of 2016, the Company paid $45.2 million in cash to retire $47.9 million aggregate principal amount of the 2017 Notes and the 2019 Notes, and recognized a $2.4 million gain on early extinguishment of debt.

In December 2016, the Company commenced cash tender offers for $750 million aggregate principal amount of the Subject Notes issued by the Company (the "Tender Offers"). The Tender Offers expired on January 3, 2017; however, there was also an early tender expiration on December 16, 2016 which provided for an early tender premium. Subject Notes validly tendered and accepted for purchase prior to the early tender expiration time on December 16, 2016, received tender offer consideration plus an early tender premium. As a result of the Tender Offers, in December 2016, the Company paid $490.5 million to repurchase $463.9 million aggregate principal amount of outstanding Subject Notes, consisting of $265.5 million of the 2017 Notes, $186.7 million of the 2019 Notes, $9.8 million of the 2022 Notes and $1.9 million of the 2024 Notes, and recognized a $33.6 million loss on the early extinguishment of debt which included approximately $5.9 million of bank and legal fees.
On December 19, 2016, Rowan plc, as guarantor, and its 100% owned subsidiary, RCI, as issuer, completed the issuance of $500 million aggregate principal amount of the 2025 Notes at a price of 100% of the principal amount. The Company used the net proceeds of the offering, approximately $492 million, along with cash on hand, to fund the repurchase of Subject Notes pursuant to the Tender Offers. $5.3 million of the cash paid to the underwriting banks in the form of the underwriters discount and structuring fee was expensed and included in the $33.6 million loss on early extinguishment of debt related to the Tender Offers. Interest on the 2025 Notes is payable on June 15 and December 15 of each year and began on June 15, 2017. The 2025 Notes contain a provision whereby upon a change of control repurchase event, as defined in the indenture governing the 2025 Notes, the Company may be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to the repurchase date. Otherwise, the 2025 Notes contain substantially the same provisions as the Company’s other Senior Notes.
In January 2017, at the expiration of the Tender Offers, the Company paid $32.8 million to repurchase an additional $34.6 million aggregate principal amount of outstanding Subject Notes, consisting of $0.1 million of the 2017 Notes, $0.9 million of the 2019 Notes and $33.6 million of the 2022 Notes.
On January 9, 2017, the Company called for redemption $92.1 million aggregate principal amount of the 2017 Notes that remained outstanding and on February 8, 2017, the Company paid $94.0 million to redeem such notes.
In the second quarter of 2017, the Company paid $33.5 million in cash to retire $35.8 million aggregate principal amount of the 2022 Notes and recognized a $2.4 million gain on early extinguishment of debt.
In July 2017, the Company paid $7.0 million in cash to retire $6.5 million aggregate principal amount of the 2019 Notes and recognized a $0.5 million loss on early extinguishment of debt.
Debt Guarantee and Other Provisions
The Senior Notes are RCI’s senior unsecured obligations and rank senior in right of payment to all of its subordinated indebtedness and pari passu in right of payment with any of RCI’s future senior indebtedness, including any indebtedness under RCI’s senior Revolving Credit Facility. The Senior Notes rank effectively junior to RCI’s future secured indebtedness, if any, to the extent of the value of its assets constituting collateral securing that indebtedness and to all existing and future indebtedness of its subsidiaries (other than indebtedness and liabilities owed to RCI).
All or part of the Senior Notes may be redeemed at any time for an amount equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date plus the applicable make-whole premium, if any.
The Senior Notes are fully and unconditionally guaranteed on a senior and unsecured basis by Rowan plc (see Note 17 ).
Restrictive provisions in the Company’s bank credit facility agreement limit consolidated debt to 60% of book capitalization. The Company's consolidated debt to total capitalization ratio at December 31, 2017, was 32%.
Other provisions of the Company's debt agreements limit the ability of the Company to create liens that secure debt, engage in sale and leaseback transactions, merge or consolidate with another company and, in the event of noncompliance, restrict investment activities and asset purchases and sales, among other things. The Company was in compliance with its debt covenants at December 31, 2017.
NOTE 6 – DERIVATIVES
In 2016, the Company determined that the FCX Contingent Payments Provisions resulting from the contract termination with FMOG (See Note 1) were freestanding financial instruments and that they each met the criteria of a derivative instrument. The FCX Contingent Payments Provisions were initially recorded to revenue at a fair value of $6.2 million on May 23, 2016, and were revalued at each reporting date with changes in the fair value reported as non-operating income or expense. The fair value of the FCX Contingent Payments Provisions was determined using a Monte Carlo simulation (see Note 7). In January 2017, the Company and FCX settled the First FCX Contingent Payment Provision with a $6.0 million payment received by the Company. At maturity, the value of the Second FCX Contingent Payment Provision was zero based on the actual results of the average price of WTI crude oil over the period determined in the agreement; therefore, no payment was due to the Company.
The following table provides the fair value of the Company’s derivative as reflected in the Consolidated Balance Sheets (in millions):

Balance sheet classification	Fair value
	December 31, 2017	December 31, 2016
Derivative:
FCX Contingent Payments Provisions
Prepaid expenses and other current assets	$—	$6.1

The following table provides the revaluation effect of the Company’s derivative on the Consolidated Statements of Operations (in millions):

		Amount of gain (loss) recognized in income (loss)
Derivative	Classification of gain (loss) recognized in income (loss)	Year ended December 31, 2017	Year ended December 31, 2016
FCX Contingent Payments Provisions	Other - net	$(0.1)	$(0.1)
NOTE 7 – FAIR VALUE MEASUREMENTS
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by US GAAP requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

•	Level 1 – Quoted prices for identical instruments in active markets;

•
Level 2 – Quoted market prices for similar instruments in active markets; quoted prices for identical instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as those used in pricing models or discounted cash flow methodologies, for example.

The applicable level within the fair value hierarchy is the lowest level of any input that is significant to the fair value measurement.
Derivative
The fair values of the FCX Contingent Payments Provisions (Level 3) were estimated using a Monte Carlo simulation model, which calculated the probabilities of the daily closing WTI spot price exceeding the Price Targets on a daily averaging basis during the 12-month payment measurement period ending on June 30, 2017. The probabilities were applied to the payout at each price target to calculate the probability-weighted expected payout. The following were the significant inputs used in the valuation of the FCX Contingent Payments Provisions: the WTI Spot Price on the valuation date, the expected volatility, and the risk-free interest rate, and the slope of the WTI forward curve, which were $47.48, 37.5%, 0.765% and 5.5% at May 23, 2016, respectively, and $53.72, 28.557%, 0.734%, and 11.205% at December 31, 2016, respectively. The expected volatility was estimated from the implied volatility rates of WTI crude futures. The risk-free rate was based on yields of U.S. Treasury securities commensurate with the remaining term of the FXC Contingent Payments. At December 31, 2016, the Company valued the FCX Contingent Payments Provisions in the amount of $6.1 million which was classified as Prepaid expenses and other current assets on the Consolidated Balance Sheet. In January 2017, the Company and FCX settled the First FCX Contingent Payment Provision with a $6.0 million payment received by the Company (see Note 1). The Second FCX Contingent Payment Provision had no value at maturity, as the average price of WTI crude oil did not meet the terms specified in the FCX Agreement; therefore, no payment was due to the Company (see Note 6).

Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets measured at fair value on a recurring basis are presented below (in millions):

		Estimated fair value measurements
	Fair value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2017:
Assets - cash equivalents	$1,332.1	$1,332.1	$—	$—
Other assets (Egyptian Pounds)	2.2	2.2	—	—
Other assets (Angolan Kwanza)	4.3	4.3	—	—

December 31, 2016:
Assets - cash equivalents	$1,242.3	$1,242.3	$—	$—
Derivative	6.1	—	—	6.1
Other assets (Egyptian Pounds)	4.2	4.2	—	—
At December 31, 2016, the Company had FCX Contingent Payments Provisions in the amount of $6.1 million, which is classified as Prepaid expenses and other current assets on the Consolidated Balance Sheet.
At December 31, 2017 and 2016, the Company held Egyptian pounds in the amount of $2.2 million and $4.2 million, respectively, which are classified as Other assets on the Consolidated Balance Sheets. The Company ceased drilling operations in Egypt in 2014, and is currently working to obtain access to the funds for use outside Egypt to the extent they are not utilized.
Given stricter foreign currency exchange controls in Angola, the Company determined in May 2017 that its previous method of converting Angola Kwanza to USD is likely no longer feasible. As a result, at December 31, 2017, the Company classified its Angolan Kwanza USD equivalent balance of $4.3 million as a non-current asset in Other assets on the Consolidated Balance Sheet. Currently, the Company considers the amounts to be recoverable and will continue to evaluate options to convert the Angolan Kwanza to USD.
Trade receivables and trade payables, which are required to be measured at fair value, have carrying values that approximate their fair values due to their short maturities.
Assets Measured at Fair Value on a Nonrecurring Basis
Assets measured at fair value on a nonrecurring basis and whose carrying values were remeasured during the years ended December 31 are set forth below (in millions):

		Estimated fair value measurements
	Fair value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains (losses)
2016:
Property and equipment, net (1)	$9.3	$—	$—	$9.3	$(34.3)

2015:
Property and equipment, net (2)	$128.0	$—	$—	$128.0	$(329.8)

(1) This represents a non-recurring fair value measurement made at September 30, 2016 for five jack-up drilling units.
(2) This represents a non-recurring fair value measurement made at September 30, 2015 for ten jack-up drilling units.
In 2016, the Company recognized non-cash asset impairment charges aggregating $34.3 million on five of its jack-up drilling units having an aggregate net carrying value of $43.6 million prior to the write-down. Two of these jack-up drilling units were sold in the fourth quarter of 2016 for gross proceeds of approximately $5.0 million and the Company recognized a net loss on sale of $1.2 million. In 2015, the Company recognized non-cash asset impairment charges aggregating $329.8 million on ten of its jack-up drilling units having an aggregate net carrying value of $457.8 million prior to the write-down. Impairment charges are included in Material Charges and Other Operating Items on the Consolidated Statements of Operations (see "Impairment of Long-lived Assets" in Note 2). The financial information for these rigs has been reported as part of the Jack-ups segment.
Other Fair Value Measurements
Financial instruments not required to be measured at fair value consist of the Company’s publicly traded debt securities. The Company's publicly traded debt securities had a carrying value of $2.510 billion at December 31, 2017, and an estimated fair value at that date aggregating $2.262 billion, compared to a carrying and fair value of $2.680 billion and $2.448 billion, respectively, at December 31, 2016. Fair values of the Company's publicly traded debt securities were provided by a broker who makes a market in such securities and were measured using a market-approach valuation technique, which is a Level 2 fair value measurement.
Concentrations of Credit Risk
The Company invests its excess cash primarily in time deposits and high-quality money market accounts at several large commercial banks with strong credit ratings, and therefore believes that its risk of loss is minimal.
The Company’s customers largely consist of major international oil companies, national oil companies and large investment-grade exploration and production companies. The Company routinely evaluates and monitors the credit quality of potential and current customers. The Company maintains reserves for credit losses when necessary and actual losses have been within management's expectations.
Revenue and receivables from transactions with external customers that amount to 10% or more of revenue during the years ended December 31 are set forth below:
Percentage of revenue from major customers:

	Years ended December 31,
	2017	2016	2015
Saudi Aramco (2)	29%	20%	19%
Anadarko (3)	17%	8%	10%
Cobalt International (1) (3)	14%	12%	8%
Repsol (3)	7%	12%	5%
ConocoPhillips (2)	7%	11%	13%
Freeport-McMoRan (3)	—%	12%	6%

(1) The year ended December 31, 2017 includes amortization of $95.9 million of revenue deferred in 2016 related to a contract amendment to the Company's subsidiary's drilling contract with Cobalt International (See Note 1).

(2) Included in the Jack-ups Segment
(3) Included in the Deepwater Segment
Percentage of receivables from major customers:

	December 31,
	2017	2016	2015
Saudi Aramco (1)	34%	32%	34%
Anadarko (2)	19%	4%	9%
Cobalt International (2)	—%	19%	5%
Repsol (2)	5%	12%	1%
ConocoPhillips (1)	8%	8%	12%
Freeport-McMoRan (2)	—%	—%	9%

(1) Included in the Jack-ups Segment
(2) Included in the Deepwater Segment

NOTE 8 – COMMITMENTS AND CONTINGENT LIABILITIES
The Company has operating leases covering office space and equipment. Certain of the leases are subject to escalations based on increases in building operating costs. Rental expense attributable to continuing operations was $11.4 million, $10.6 million and $13.2 million in 2017, 2016 and 2015, respectively.
At December 31, 2017, future minimum payments to be made under noncancelable operating leases were as follows (in millions):

2018	$11.8
2019	8.1
2020	4.4
2021	1.4
2022	1.5
Later years	9.6
$36.8
The Company had commitments for purchase obligations totaling $80.0 million at December 31, 2017.
Letters of credit – The Company periodically employs letters of credit in the normal course of its business and had outstanding letters of credit of approximately $7.3 million at December 31, 2017, of which $5.0 million were issued under the Company's Revolving Credit Facility.
Joint venture funding obligations – For the Company's potential obligation to fund ARO for newbuild jack-up rigs see Note 1.
Uncertain tax positions – The Company has been advised by the IRS of proposed unfavorable tax adjustments of $85 million including applicable penalties for the open tax years 2009 through 2012. The unfavorable tax adjustments primarily related to the following items: 2009 tax benefits recognized as a result of applying the facts of a third-party tax case that provided favorable tax treatment for certain non-U.S. contracts entered into in prior years to the Company’s situation; transfer pricing; and domestic production activity deduction. The Company has protested the proposed adjustment. However, the IRS does not agree with the Company's protest and they have submitted the proposed unfavorable tax adjustments to be reviewed by the IRS appeals group. In years subsequent to 2012, the Company has similar positions that could be subject to adjustments for the open years. The Company has provided for amounts that it believes will be ultimately payable under the proposed adjustments and intends to vigorously defend its positions; however, if the Company determines the provisions for these matters to be inadequate due to new information or the Company is required to pay a significant amount of additional U.S. taxes and applicable penalties and interest in excess of amounts that have been provided for these matters, the Company's consolidated results of operations and cash flows could be materially and adversely affected.
The gross unrecognized tax benefits excluding penalties and interest are $102 million and $120 million as of December 31, 2017 and 2016, respectively. The decrease to gross unrecognized tax benefits was primarily due to a lapse in statutes of limitation and audit settlement offset by foreign currency exchange revaluation and tax positions taken related to current year anticipated transfer pricing positions. If the December 31, 2017 net unrecognized tax benefits excluding penalties and interest were recognized, this would favorably impact the Company's tax provision by $41 million.
It is reasonable that the existing liabilities for the unrecognized tax benefits may increase or decrease over the next 12 months as a result of audit closures and statute expirations, however, the ultimate timing of the resolution and/or closure of audits is highly uncertain.
Pending or threatened litigation – The Company is involved in various routine legal proceedings incidental to its businesses and vigorously defends its position in all such matters. Although the outcome of such proceedings cannot be predicted with certainty, the Company believes that there are no known contingencies, claims or lawsuits that will have a material adverse effect on its financial position, results of operations or cash flows.
In addition to the legal proceedings described above, we are vigorously contesting a claim by a former agent in the Middle East for compensation associated with the Company's termination of the agent's services. In February 2018, the agent made a demand for approximately $45 million, which the Company believes is without merit. The Company is making payments pursuant to its agreements with the agent and has an accrual for the Company's best estimate of the potential liability. Because of the current uncertainty of the basis for the claim and the application of which law may apply to resolving the dispute, the amount of the accrual may be different from the amount of the ultimate liability.

NOTE 9 – SHARE-BASED COMPENSATION PLANS
Under the Plan, the Company Compensation Committee is authorized to grant employees and non-employee directors incentive awards in the form of RSAs, RSUs, options and SARs. In addition, the Company Compensation Committee may grant performance-based awards under the Plan (such as P-Units which may be settled in shares cash, or a combination thereof at the discretion of the Company Compensation Committee), for which the amount earned is dependent on the achievement of certain market or performance conditions over a specified period. As of December 31, 2017, there were 8,548,953 shares available for future grant under the Plan, including 2,174,572 additional shares approved for issuance by the shareholders at the Annual General Meeting on May 25, 2017. Shares issued to satisfy awards to employees are issued from the Company's EBT which are deemed treasury shares, while shares issued to satisfy awards to non-employee directors are newly issued shares. In accordance with the Company's adoption of ASU 2016-09, the Company no longer estimates forfeitures but rather accounts for forfeitures in the period in which they occur; therefore the expected to vest percentage is 100% for awards not vested.
Compensation cost charged to expense under all share-based incentive awards is presented below (in millions):

	2017	2016	2015
Restricted shares and restricted share units	$19.3	$21.8	$22.5
Share appreciation rights	—	0.2	1.1
Performance-based awards	9.7	12.6	10.0
Total compensation cost	$29.0	$34.6	$33.6
As of December 31, 2017, unrecognized compensation cost related to nonvested share-based compensation arrangements totaled $32.7 million, which is expected to be recognized over a weighted-average period of 1.7 years.
Restricted Shares (Employees and Non-employee Directors) – RSAs represent ordinary shares subject to a vesting period that restricts its sale or transfer until the vesting period ends. In general, the restricted shares granted to employees vested and the restrictions lapsed in one-third increments each year over a three-year service period, or in some cases, cliff vested at the end of a three-year service period. The Company discontinued granting restricted shares as annual awards to employees beginning in 2013 and all restricted shares granted to employees were vested as of December 31, 2016. In 2016, the Company granted RSAs to non-employee directors and such vested and were settled in shares on the date of the 2017 annual meeting of shareholders. Activity related to RSAs for the year ended December 31, 2017, is summarized below:

	Number of Shares	Weighted-average grant-date fair value per share
	(in thousands)
Nonvested at January 1, 2017	54	$18.60
Vested	(54)	18.60
Nonvested at December 31, 2017	—	$—
The weighted-average grant date fair value of restricted shares granted in 2016 was $18.60. No restricted shares were granted in 2017 and 2015. The aggregate fair value of restricted shares that vested in 2017, 2016 and 2015 was $758 thousand, $37 thousand and $4.1 million, respectively, based on share prices on the vesting dates.
Employee Restricted Share Units – RSUs are rights to receive a specified number of ordinary shares upon vesting. RSUs granted to employees typically vest in one-third increments over a three-year service period or in some cases, cliff vest at the end of three years. Employee RSU activity for the year ended December 31, 2017, follows:

	Number of Shares	Weighted-average grant-date fair value per share
	(in thousands)
Nonvested at January 1, 2017	2,243	$15.59
Granted	1,501	17.09
Vested	(984)	17.96
Forfeited	(324)	15.38
Nonvested at December 31, 2017	2,436	$15.59

The weighted-average grant date fair value of employee RSUs granted in 2017, 2016 and 2015 was $17.09, $11.62 and $21.11, respectively. The aggregate fair value of employee RSUs that vested in 2017, 2016 and 2015 was $17.8 million, $14.6 million and $8.9 million, respectively.
Non-employee Director Deferred Restricted Share Units and Non-employee Director Non-Deferred Restricted Share Units – Non-employee directors may annually elect to receive either Directors RSUs or Directors ND RSUs. Both Directors RSUs and Directors ND RSUs vest at the earlier of the first anniversary of the grant date or the next annual meeting of shareholders following the grant date. Directors ND RSUs are settled on the vesting date, while Director RSUs are not settled until the director terminates service from the Board. Both Directors ND RSUs and Directors RSUs are settled in cash, shares or a combination thereof at the discretion of the Company Compensation Committee.

Activity related to Directors RSUs for the year ended December 31, 2017, follows:

	Number of shares	Weighted-average grant-date fair value per share
	(in thousands)
Outstanding at January 1, 2017	287	$27.78
Granted	30	13.24
Settled	(114)	29.85
Outstanding at December 31, 2017	203	$25.62

Vested at December 31, 2017	173	$27.78
The weighted-average grant date fair value of non-employee Directors RSUs granted in 2017, 2016 and 2015 was $13.24, $17.43 and $20.96, respectively. The number and aggregate settlement-date fair value of Directors RSUs settled during the year were as follows: 2017 – 114 thousand Directors RSUs at $1.5 million; 2016 – 54 thousand Directors RSUs at $1.0 million; 2015 – 44 thousand Directors RSUs at $0.9 million.

Activity related to Directors ND RSUs for the year ended December 31, 2017, follows:

	Number of shares	Weighted-average grant-date fair value per share
	(in thousands)
Outstanding at January 1, 2017	—	$—
Granted	91	13.24
Settled	—	—
Outstanding at December 31, 2017	91	$13.24

Vested at December 31, 2017	—	$—
The weighted-average grant date fair value of non-employee Directors ND RSUs granted in 2017 was $13.24.
Directors RSUs and Directors ND RSUs are accounted for under the liability method. Accordingly, other long-term liabilities at December 31, 2017 and 2016, included $3.8 million and $5.2 million, respectively, related to such awards.
Performance-based Awards – The Company Compensation Committee may grant awards in which payment is contingent upon the achievement of certain market or performance-based conditions over a period of time specified by the Committee. Payment of such awards may be in ordinary shares or in cash as determined by the Committee.
During 2015, 2016 and 2017, the Company granted to certain members of management P-Units that have a target value of $100 per unit. The amount ultimately earned is determined by the Company’s TSR relative to a selected group of peer companies, as selected by the Company Compensation Committee, over a three-year period ending December 31, 2017, 2018 and 2019 for the 2015, 2016 and 2017 grants, respectively. The amount earned could range from zero to $200 per unit depending on performance. Twenty-five percent of the P-Units’ value is determined by the Company’s relative TSR ranking for each one-year period ended December 31 and 25% of the P-Units’ value is determined by the relative TSR ranking for the three-year period ended December 31. P-Units cliff vest and payment is made, if any, on the third anniversary following the grant date. Any employee who terminates employment with the Company prior to the third anniversary for any reason other than retirement will not receive any payment with respect to P-Units unless approved by the Company Compensation Committee. Settlement of the P-Units granted in 2016 and 2017 may be in cash, shares or a combination thereof at the Company Compensation Committee's discretion. The Company Compensation Committee has previously determined that any amount earned with respect to P-Units granted in 2015 would be settled in cash.
The grant-date fair value of P-Units granted in 2017, 2016 and 2015 was estimated to be $9.5 million, $8.6 million and $9.0 million, respectively. Fair value was estimated using the Monte Carlo simulation model, which considers the probabilities of the Company’s TSR ranking at the end of each performance period, and the amount of the payout at each rank to determine the probability-weighted expected payout. The Company uses liability accounting to account for the P-Units. Compensation is recognized on a straight-line basis over a maximum period of three years from the grant date and is adjusted for changes in fair value through the end of the performance period.
Liabilities for estimated P-Unit obligations at December 31, 2017 for 2017 grants and prior, included $11.5 million and $10.5 million classified as current and noncurrent, respectively, compared to $10.9 million and $12.8 million, respectively, at December 31, 2016. Current and noncurrent estimated P-Unit liabilities are included in Accrued liabilities, and Other liabilities, respectively, in the Consolidated Balance Sheets.
In 2017, 2016 and 2015, the Company paid $11.4 million, $7.9 million and $2.7 million, respectively, in cash to settle P-Units that vested during the year.
Share Appreciation Rights – SARs give the holder the right to receive ordinary shares at no cost to the employee, or cash at the discretion of the Committee, equal in value to the excess of the market price of a share on the date of exercise over the exercise price. All SARs granted have exercise prices equal to the market price of the underlying shares on the date of grant. SARs become exercisable in one-third annual increments over a three-year service period and expire ten years following the grant date. The Company intends to share-settle any exercises of SARs and has therefore accounted for SARs as equity awards.
No SARs have been granted since 2013.
SARs activity for the year ended December 31, 2017, is summarized below:

	Number of shares under SARs	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
	(in thousands)			(in millions)
Outstanding at January 1, 2017	1,544	$30.67
Forfeited or expired	(515)	29.94
Outstanding at December 31, 2017	1,029	$31.03	3.0	$—

Exercisable at December 31, 2017	1,029	$31.03	3.0	$—
No SARs were exercised in 2017, 2016 and 2015.
Share Options – Share options granted to employees in 2017 become exercisable and cliff vest at the end of a four-year vesting period at a price generally equal to the market price of the Company’s common shares on the date of grant. The remaining share options became exercisable over a three- year service period at a price generally equal to the market price of the Company’s common shares on the date of grant.  Unexercised options expire seven to ten years after the grant date.
Fair values of Share options granted were determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

February 22, 2017
Expected life in years	5.5
Risk-free interest rate	1.987%
Expected volatility	40.551%
Weighted average grant date per share fair value	$7.04

Share option activity for the year ended December 31, 2017, is summarized below:

	Number of shares under option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
	(in thousands)			(in millions)
Outstanding at January 1, 2017	100	$15.31
Granted	355	17.59
Outstanding at December 31, 2017	455	$17.08	5.0	$—

Exercisable at December 31, 2017	100	$15.31	0.1	$—
No options were exercised in 2017, 2016 or 2015.
NOTE 10 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
The Company provides defined-benefit pension, health care and life insurance benefits upon retirement for certain full-time employees. Pension benefits are provided under The Rowan Pension Plan, and The Rowan SERP, and health care and life insurance benefits are provided under the Retiree Medical Plan.

The following table presents the changes in benefit obligations and plan assets for the years ended December 31 and the funded status and weighted-average assumptions used to determine the benefit obligation at each year end (dollars in millions):

	2017			2016
	Pension benefits	Other benefits	Total	Pension benefits	Other benefits	Total
Projected benefit obligations:
Balance, January 1	$772.1	$29.9	$802.0	$760.0	$66.7	$826.7
Interest cost	25.5	0.9	26.4	26.3	1.6	27.9
Service cost	12.3	0.1	12.4	16.3	0.3	16.6
Actuarial (gain) loss	78.0	5.5	83.5	32.8	9.2	42.0
Plan amendments	—	—	—	—	(39.9)	(39.9)
Plan settlements	—	(16.4)	(16.4)	(2.5)	(2.6)	(5.1)
Plan curtailments	—	—	—	(1.0)	—	(1.0)
Exchange rate changes	0.3	—	0.3	0.1	—	0.1
Benefits paid	(52.4)	(2.0)	(54.4)	(59.9)	(5.4)	(65.3)
Balance, December 31	835.8	18.0	853.8	772.1	29.9	802.0

Plan assets:
Fair value, January 1	544.6	—	544.6	550.7	—	550.7
Actual return	88.0	—	88.0	33.8	—	33.8
Employer contributions	29.3	—	29.3	22.5	—	22.5
Plan settlements	—	—	—	(2.5)	—	(2.5)
Exchange rate changes	0.2	—	0.2	—	—	—
Benefits paid	(52.4)	—	(52.4)	(59.9)	—	(59.9)
Fair value, December 31	609.7	—	609.7	544.6	—	544.6
Net benefit liabilities	$(226.1)	$(18.0)	$(244.1)	$(227.5)	$(29.9)	$(257.4)

Amounts recognized in Consolidated Balance Sheet:
Accrued liabilities	$(24.5)	$(2.5)	$(27.0)	$(29.7)	$(2.4)	$(32.1)
Other liabilities (long-term)	(201.6)	(15.5)	(217.1)	(197.8)	(27.5)	(225.3)
Net benefit liabilities	$(226.1)	$(18.0)	$(244.1)	$(227.5)	$(29.9)	$(257.4)

Accumulated contributions in excess of (less than) net periodic benefit cost	$120.2	$(39.1)	$81.1	$109.4	$(63.3)	$46.1

Amounts not yet reflected in net periodic benefit cost:
Actuarial (loss) gain	(358.1)	(6.3)	(364.4)	(353.8)	(7.3)	(361.1)
Prior service credit	11.8	27.4	39.2	16.9	40.7	57.6
Total accumulated other comprehensive income (loss)	(346.3)	21.1	(325.2)	(336.9)	33.4	(303.5)
Net benefit liabilities	$(226.1)	$(18.0)	$(244.1)	$(227.5)	$(29.9)	$(257.4)

Weighted-average assumptions:
Discount rate	3.68%	3.52%		4.29%	3.94%
Rate of compensation increase	4.28%			4.14%

The projected benefit obligations for pension benefits in the preceding table reflect the actuarial present value of benefits accrued based on services rendered to date and include the estimated effect of future salary increases. The accumulated benefit obligations, which are presented below for all plans in the aggregate at December 31, are based on services rendered to date, but exclude the effect of future salary increases (in millions):

	2017	2016
Accumulated benefit obligation	$830.8	$764.8
On November 27, 2017, the Company purchased annuities to cover post-65 retiree medical benefits for current retirees as of the purchase date. The annuity purchase settled post-65 medical benefits (i.e., Health Reimbursement Account, or “HRA”, amounts) for affected participants, with the insurer taking responsibility for all benefit payments on and after January 1, 2019. The Company retained the obligation for 2018 benefit payments. The Company determined that this annuity purchase resulted in a full settlement of the post-65 medical obligation and as a result the entirety of the annuity purchase was treated as a settlement and resulted in a settlement loss of $5.8 million, calculated as of December 31, 2017.

On August 10, 2016, the Company communicated changes to the participants in its postretirement benefits plan, which was previously frozen to new entrants in 2008. Based on these changes, effective as of January 1, 2017, eligible participants now receive a health reimbursement account that provides a fixed dollar benefit per year. The impact of these changes to the plan and related, as of August 10, 2016, are presented in the table below (in millions):

	Liability increase (decrease)	Accumulated other comprehensive income (loss)	Deferred tax liability increase (decrease)
Plan change benefit	$(39.9)	$25.9	$14.0
Remeasurement loss	5.2	(3.4)	(1.8)
Actuarial loss	5.2	(3.3)	(1.9)
Total	$(29.5)	$19.2	$10.3
During 2016, the Rowan SERP had a one-time settlement charge recognized in net periodic pension costs under US GAAP of $0.5 million as of December 31, 2016, attributable to lump sum payments during 2016 which exceeded the sum of the service cost and interest cost, the threshold that requires recognition of a settlement loss.
In 2016, the Norwegian Onshore and Offshore pension plans both experienced plan curtailments. Across Rowan Norway Limited, which employs participants of both the Onshore and Offshore pension plans, there was an employment reduction resulting in an approximate 50% reduction in active participants of the plans in early 2017. Since Rowan provided affected employees redundancy letters in November 2016, the curtailment was recognized effective December 31, 2016. The Company recognized a $0.4 million curtailment gain in net periodic pension costs for 2016.
During 2015, the Company amended the eligibility requirement with respect to the Retiree Medical Plan to exclude any participant that was previously eligible and was under the age of 50 as of January 1, 2016. The effect of the change was to reduce the projected benefit obligation by $7.2 million, which was net of an estimated $4.4 million payment to be made in early 2016 to the affected participants. The actual payment made in 2016 was $2.6 million and the Company recognized a related $0.1 million settlement loss.
Effective January 1, 2016, the Company changed its estimate of the service and interest cost components of net periodic benefit costs for its significant defined benefit pension and other postretirement benefit plans. Previously, the Company estimated the service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The new estimate provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. While the benefit obligation measured under this approach is unchanged, more granular application of the spot rates reduced the service and interest cost for fiscal 2016.
Each of the Company’s pension plans has a benefit obligation that exceeds the fair value of plan assets.

The Company estimates the following amounts, which are classified in accumulated other comprehensive loss, a component of shareholders’ equity, will be recognized as net periodic benefit cost in 2018 (in millions):

	Pension benefits	Other retirement benefits	Total
Actuarial (loss) gain	$(35.6)	$(0.7)	$(36.3)
Prior service credit	5.0	13.3	18.3
Total amortization	$(30.6)	$12.6	$(18.0)
Cumulative gains and losses in excess of 10% of the greater of projected benefit obligation or market-related value of plan assets are amortized over the expected average remaining service of the current active membership.

Each unrecognized prior service cost base is amortized on a straight line basis over the average remaining service period of participants expected to receive a benefit and who are active at the date of the plan amendment. If all or almost all of the plan’s participants offered a benefit by the plan amendment are inactive, the amortization is based on their average remaining life expectancy instead of average remaining service.

The components of net periodic pension cost and the weighted-average assumptions used to determine net cost were as follows (dollars in millions):

	2017	2016	2015
Service cost (1)	$12.3	$16.3	$18.3
Interest cost (2)	25.5	26.3	31.9
Expected return on plan assets (2)	(37.7)	(39.6)	(41.6)
Recognized actuarial loss (2)	23.3	21.0	25.7
Amortization of prior service cost (2)	(5.1)	(5.0)	(4.5)
Curtailment gain recognized (2)	—	(0.4)	—
Settlement loss recognized (2)	—	0.5	—
Net periodic pension cost	$18.3	$19.1	$29.8

Discount rate	4.29%	4.53%	3.97%
Expected return on plan assets	7.13%	7.28%	7.45%
Rate of compensation increase	4.14%	4.14%	4.15%

(1) Included in Direct operating costs and Selling, general and administrative on the Consolidated Statements of Operations
(2) Included in Other - net on the Consolidated Statements of Operations
The components of net periodic cost of other postretirement benefits and the weighted average discount rate used to determine net cost were as follows (dollars in millions):

	2017	2016	2015
Service cost (1)	$0.1	$0.3	$1.3
Interest cost (2)	0.9	1.6	2.9
Amortization of prior service credit (2)	(13.3)	(6.4)	—
Amortization of net (gain) loss (2)	0.7	0.3	—
Settlement loss (2)	5.8	0.1	—
Net periodic cost of other postretirement benefits	$(5.8)	$(4.1)	$4.2

Discount rate	3.91%	4.18%	3.95%

(1) Included in Direct operating costs and Selling, general and administrative on the Consolidated Statements of Operations
(2) Included in Other - net on the Consolidated Statements of Operations

The pension plans’ investment objectives for fund assets are: to achieve over the life of the plans a return equal to the plans’ expected investment return or the inflation rate plus 3%, whichever is greater; to invest assets in a manner such that contributions are minimized and future assets are available to fund liabilities; to maintain liquidity sufficient to pay benefits when due; and to diversify among asset classes so that assets earn a reasonable return with an acceptable level of risk. The plans employ several active managers with proven long-term records in their specific investment discipline.
Target allocations among asset categories and the fair values of each category of plan assets as of December 31, 2017 and 2016, classified by level within the US GAAP fair value hierarchy is presented below. The plans will periodically reallocate assets in accordance with the allocation targets, after giving consideration to the expected level of cash required to pay current benefits and plan expenses (dollars in millions):

	Target range	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2017:
Equities:	53% to 69%
U.S. large cap	22% to 28%	$158.2	$—	$158.2	$—
U.S. small cap	4% to 10%	45.3	—	45.3	—
International all cap	21% to 29%	156.2	—	156.2	—
International small cap	2% to 8%	36.3	—	36.3	—
Real estate equities	0% to 13%	50.6	—	50.6	—
Fixed income:	25% to 35%
Cash and equivalents	0% to 10%	6.2	—	6.2	—
Aggregate	9% to 19%	74.9	—	74.9	—
Core plus	9% to 19%	78.1	78.1	—	—
Group annuity contracts		3.9	—	3.9	—
Total		$609.7	$78.1	$531.6	$—

December 31, 2016:
Equities:	53% to 69%
U.S. large cap	22% to 28%	$141.6	$—	$141.6	$—
U.S. small cap	4% to 10%	41.5	—	41.5	—
International all cap	21% to 29%	134.4	—	134.4	—
International small cap	2% to 8%	27.4	—	27.4	—
Real estate equities	0% to 13%	47.1	—	47.1	—
Fixed income:	25% to 35%
Cash and equivalents	0% to 10%	4.6	—	4.6	—
Aggregate	9% to 19%	72.4	—	72.4	—
Core plus	9% to 19%	73.0	73.0	—	—
Group annuity contracts		2.6	—	2.6	—
Total		$544.6	$73.0	$471.6	$—
Assets in the U.S. equities category include investments in common and preferred stocks (and equivalents such as American Depository Receipts and convertible bonds) and may be held through separate accounts, commingled funds or an institutional mutual fund.  Assets in the international equities category include investments in a broad range of international equity securities, including both developed and emerging markets, and may be held through a commingled or institutional mutual fund. The real estate category includes investments in pooled and commingled funds whose objectives are diversified equity investments in income-producing properties. Each real estate fund is intended to provide broad exposure to the real estate market by property type, geographic location and size and may invest internationally. Securities in both the aggregate and core plus fixed income categories include U.S. government, corporate, mortgage- and asset-backed securities and Yankee bonds, and both categories target an average credit rating of “A” or better at all times. Individual securities in the aggregate fixed income category must be investment grade or above at the time of purchase, whereas securities in the core plus category may have a rating of “B” or above. Additionally, the core plus category may invest in non-U.S. securities. Assets in the aggregate and core plus fixed income categories are held primarily through a commingled fund and an institutional mutual fund, respectively. Group annuity contracts are invested in a combination of equity, real estate, bond and other investments in connection with a pension plan in Norway.
The following is a description of the valuation methodologies used for the pension plan assets at December 31, 2017, and 2016:

•
Fair values of all U.S. equity securities, the international all cap equity securities and aggregate fixed income securities categorized as Level 2 were held in commingled funds which were valued daily based on a net asset value.

•	Fair value of international small cap equity securities categorized as Level 2 were held in a limited partnership fund which was valued monthly based on a net asset value.

•
The real estate categorized as Level 2 was held in two accounts (a commingled fund and a limited partnership). The assets in the commingled fund were valued monthly based on a net asset value and the assets in the limited partnership were valued quarterly based on a net asset value.

•	Cash and equivalents categorized as Level 2 were valued at cost, which approximates fair value.

•	Fair value of mutual fund investments in core plus fixed income securities categorized as Level 1 were based on quoted market prices which represent the net asset value of shares held.
To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the plans’ other asset classes and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based upon the current asset allocation to develop the expected long-term rate of return on assets assumption for the plans, which was reduced to 6.70% at December 31, 2017, from 7.15% at December 31, 2016.
The Company's estimates for its net benefit expense (income) are partially based on the expected return on pension plan assets. The Company uses a market-related value of plan assets to determine the expected return on pension plan assets. In determining the market-related value of plan assets, differences between expected and actual asset returns are deferred and recognized over two years. If the Company used the fair value of its plan assets instead of the market-related value of plan assets in determining the expected return on pension plan assets, its net benefit expense would have been $2.7 million higher for the year ended December 31, 2017.

The Company bases its determination of the asset return component of pension expense on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a two-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the fair value of assets. Since the market-related value of assets recognizes gains or losses over a two-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded. As of January 1, 2018, cumulative asset gains of approximately $31.7 million remained to be recognized in the calculation of the market-related value of assets.

The Company currently expects to contribute approximately $25 million to its pension plans in 2018 and to directly pay other postretirement benefits of approximately $2 million.
Estimated future annual benefit payments from plan assets are presented below. Such amounts are based on existing benefit formulas and include the effect of future service (in millions):

	Pension benefits	Other postretirement benefits
Year ended December 31,
2018	$99.4	$2.5
2019	46.5	1.6
2020	47.5	1.4
2021	48.0	1.3
2022	48.8	1.2
2023 through 2027	244.1	5.7
The Company sponsors defined contribution plans covering substantially all employees. Employer contributions to such plans are expensed as incurred and totaled $12.5 million in 2017, $16.7 million in 2016 and $20.0 million in 2015.

NOTE 11 – SHAREHOLDERS’ EQUITY
Reclassifications from Accumulated Other Comprehensive Loss
The following table sets forth the significant amounts reclassified out of each component of accumulated other comprehensive loss and their effect on net income (loss) for the period (in millions):

	2017	2016	2015
Amounts recognized as a component of net periodic pension and other postretirement benefit cost:
Amortization of net loss	$(29.8)	$(21.9)	$(25.7)
Amortization of prior service credit	18.4	10.7	4.5
Total before income taxes	(11.4)	(11.2)	(21.2)
Income tax benefit	—	3.8	7.4
Total reclassifications for the period, net of income taxes	$(11.4)	$(7.4)	$(13.8)
The Company records unrealized gains and losses related to net periodic pension and other postretirement benefit cost net of estimated taxes in Accumulated other comprehensive income (loss). The Company has a valuation allowance against its net U.S. deferred tax asset that is not expected to be realized. A portion of this valuation allowance is related to deferred tax benefits or expense as recorded in Accumulated other comprehensive income (loss).
Cash Dividends
Under English law, a public company may only declare dividends and make other distributions to shareholders (such as a share buyback) if the company has sufficient distributable reserves and meets certain net asset requirements. If the Company does not have sufficient distributable reserves or cannot meet the net asset requirements, the Company may be limited in its ability to timely pay dividends and effect other distributions to its shareholders.
In January 2016, the Company announced that it had discontinued its quarterly dividend.
During 2015, the Board approved quarterly cash dividends of $0.10 per Class A ordinary share, which were paid on March 3, May 26, August 25, and November 23, 2015, to shareholders of record at the close of business on February 9, May 12, August 11, and November 9, 2015, respectively.
NOTE 12 – INCOME TAXES
Rowan plc, the parent company, is domiciled in the U.K. and is subject to the U.K. statutory rate of 21% for the period January 1 through March 31, 2015; 20% for the financial year beginning April 1, 2015; and 19% for the financial year beginning April 1, 2017. On September 15, 2016, the U.K. enacted tax law to reduce the tax rate to 17% for the financial year beginning April 1, 2020. The computed statutory tax rate for 2017 is using a weighted average U.K. rate of 19.25%.
On December 22, 2017, the U.S. government enacted tax legislation commonly referred to as the U.S. Tax Act. The U.S. Tax Act significantly changes U.S. corporate income tax laws including but not limited to reducing the U.S. corporate income tax rate from 35% to 21%, requiring a one-time transition tax on mandatory deemed repatriation of certain unremitted non-U.S. earnings as of December 31, 2017, and changing how non-U.S. subsidiaries are taxed in the U.S. as of January 1, 2017.
The U.S. Tax Act requires complex computations to be performed that were not previously provided in U.S. tax law. As such, additional work is necessary as these computations require the preparation and analysis of information not previously relevant or regularly produced. Although the Company has not completed its accounting of the U.S. Tax Act, reasonable estimates were used in accordance with the SEC Staff Accounting Bulletin No. 118. The reasonable estimates made primarily include a one-time transition tax of $34.1 million, a tax on non-U.S. subsidiaries of $38.3 million, and additional tax due to the remeasurement of the U.S. deferred tax assets and liabilities for the tax rate change of $56.7 million, totaling $129.1 million. These charges do not materially impact the financials as they are fully offset by unbenefited net operating losses utilized of $72.4 million and adjustments to the valuation allowance of $56.7 million related to the deferred tax asset and liability remeasurement. The Company must finalize, in addition to other factors, the amount of the post-1986 non-U.S. earnings and profits, the amount of the U.S. tax on non-U.S. subsidiaries, and the earnings held in cash and other assets. As the Company completes its analysis of the U.S. Tax Act including finalizing the calculations and interpreting existing regulatory guidance, there may be adjustments to the provisional amounts. The provisional estimates will be finalized within one year from the date of enactment.

The significant components of income taxes attributable to continuing operations are presented below (in millions):

	2017	2016	2015
Current:
U.S.	$(14.9)	$10.0	$7.4
Non - U.S.	16.8	32.9	50.8
State	—	—	0.1
Current expense (benefit)	1.9	42.9	58.3
Deferred:
U.S.	(1.2)	(20.9)	(6.3)
Non - U.S.	25.9	(17.0)	12.4
Deferred provision (benefit)	24.7	(37.9)	6.1
Total provision (benefit)	$26.6	$5.0	$64.4
The reconciliation of differences between the Company's provision for income taxes and the amount determined by applying the U.K. statutory rate to income before income taxes are set forth below (dollars in millions):

	2017	2016	2015
U.K. statutory rate	19.25%	20.00%	20.25%
Tax at statutory rate	$19.1	$65.1	$31.9
Increase (decrease) due to:
Capitalized interest transactions	—	—	(5.7)
Foreign rate differential	(39.5)	(92.7)	(30.0)
Deferred intercompany gain/loss	—	(20.1)	(33.8)
Foreign asset basis difference	(38.1)	405.9	—
Luxembourg restructuring operating loss	—	(1,180.2)	—
Change in valuation allowance	(29.4)	814.7	106.0
Prior period adjustments	3.6	(4.1)	(6.9)
Unrecognized tax benefits	(24.1)	7.1	9.7
U.S. tax on RCI non-U.S. subsidiaries	5.4	6.3	—
Enactment of tax reform (1)	129.1	—	—
Termination of local country activity	—	—	(6.3)
Foreign tax credits/deductions	(0.8)	(1.5)	(2.2)
Other, net	1.3	4.5	1.7
Total provision (benefit)	$26.6	$5.0	$64.4

(1) 2017 includes the U.S. tax rate reduction, one-time transition tax, and U.S. tax on applicable non-U.S. subsidiaries earnings. The impact of these items are fully offset in the Change in valuation allowance above.

In 2016, organizational restructuring resulted in a Luxembourg net operating loss of $4,534 million resulting in a deferred tax asset of $1,180 million with an offsetting deferred tax liability for book over tax asset basis difference of $409 million and a valuation allowance of $747 million for the net deferred tax asset that is not expected to be realized.

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows (in millions):

	2017	2016
Deferred tax assets:
Accrued employee benefit plan costs	$46.2	$81.1
U.S. net operating loss	39.3	111.2
U.K. net operating loss	2.4	2.8
Trinidad net operating loss	5.9	6.5
Luxembourg net operating loss	1,163.2	1,180.2
Suriname net operating loss	3.9	3.9
Other NOLs and tax credit carryforwards	38.1	36.8
Other	16.3	31.2
Total deferred tax assets	1,315.3	1,453.7
Less: valuation allowance	(869.9)	(889.8)
Deferred tax assets, net of valuation allowance	445.4	563.9

Deferred tax liabilities:
Property and equipment	412.8	712.8
Other	11.9	12.3
Total deferred tax liabilities	424.7	725.1
Net deferred tax asset (liability)	$20.7	$(161.2)
Management continues to assess available positive and negative evidence to evaluate the existing deferred tax assets’ ability to be realized including determining if there is sufficient future taxable income. The Company records the portion of the deferred tax assets that is more likely to be realized. There have been no changes on the prior assessment regarding the ability to realize the U.S. and Luxembourg deferred tax assets and the Company has assessed the need for a valuation allowance as of December 31, 2017. The Company increased the valuation allowance on the Luxembourg deferred tax assets by $19.8 million to $766.5 million, at December 31, 2017, primarily due to lower current year earnings than expected. In 2017, the U.S. valuation allowance on U.S. deferred tax assets was decreased by $41.7 million primarily due to a decrease of provisional estimate of $56.7 million for the remeasurement to the lower U.S. corporate income tax rate, a decrease of provisional estimate of $52.1 million for current year activity, and an increase of $60.3 million for a deferred intra-entity asset transfer.
As of December 31, 2016, an additional valuation allowance of $747 million was recorded on Luxembourg deferred tax assets primarily related to net operating losses. The valuation allowance on the U.S. deferred tax assets was increased by $12 million to $132 million, primarily due to the changes in deferred tax assets related to net operating loss, interest limitations and depreciation.
The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if negative evidence in the form of cumulative losses is no longer present, and additional weight may be given to evidence such as projections for growth. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets.
At December 31, 2017, the Company had approximately $306 million of NOLs in the U.S., which expire at various times between 2034 and 2041 and which is subject to a valuation allowance as discussed in the preceding paragraphs; $49 million of NOLs in the U.S. attributable to the Company’s non-U.S. subsidiaries expiring in 2032 and which is subject to a valuation allowance of $49 million; $4,472 million of non-expiring NOLs in Luxembourg of which $2,947 million is subject to a valuation allowance; $14 million of non-expiring NOLs in the U.K., of which $14 million is subject to a valuation allowance; and $23 million of non-expiring NOLs in Trinidad, of which $23 million is subject to a valuation allowance. In addition, at December 31, 2017, the Company had $15 million of non-expiring NOLs in other foreign jurisdictions, of which $15 million is subject to a valuation allowance. A U.S. foreign tax credit of $29 million is intended to be carried back and does not have a valuation allowance. Due to the uncertainty of realization, the Company has a tax-effected valuation allowance as of December 31, 2017, in the amount of $870 million against the deferred tax assets for foreign tax credits, NOL carryforwards, and other deferred tax assets that may not be realizable, primarily relating to countries where the Company no longer operates or does not expect to generate sufficient future taxable income. Management has determined that no other valuation allowances were necessary at December 31, 2017, as anticipated future tax benefits relating to all recognized deferred income tax assets are expected to be fully realized when measured against a more likely than not standard.
The NOL carryforwards included unrecognized tax benefits taken in prior years. The NOLs for which a deferred tax asset is recognized for financial statement purposes in accordance with ASC 740 are presented net of these unrecognized tax benefits.
The Company has not provided deferred income taxes on certain undistributed earnings of non-U.K. subsidiaries. No subsidiary of RCI has a plan to distribute earnings to RCI in a manner that would cause those earnings to be subject to U.S., U.K., or other local country taxation. If facts and circumstances cause a change in expectations regarding future tax consequences, the resulting tax impact could have a material effect on the Company's consolidated financial statements.
At December 31, 2017, 2016 and 2015, the net unrecognized tax benefits attributable to continuing operations was approximately $41 million, $59 million and $62 million, respectively. At December 31, 2017, $41 million would reduce the Company’s income tax provision if recognized.
The following table sets forth the changes in the Company’s gross unrecognized tax benefits for the years ended December 31 (in millions):

	2017	2016	2015
Gross unrecognized tax benefits - beginning of year	$120.1	$65.1	$54.7
Gross increases - tax positions in prior period	1.4	46.2	4.4
Gross decreases - tax positions in prior period	(5.6)	(0.6)	(3.7)
Gross increases - current period tax positions	3.1	10.9	9.7
Settlements	(0.8)	(1.5)	—
Lapse of statutes of limitation	(16.2)	—	—
Gross unrecognized tax benefit - end of year	$102.0	$120.1	$65.1
Interest and penalties relating to income taxes are included in income tax expense. At December 31, 2017, 2016 and 2015, accrued interest was $1.4 million, $11.8 million and $7.9 million, respectively, and accrued penalties were $2.2 million, $3.1 million and $2.8 million, respectively. Accrued interest and penalties relating to uncertain tax positions that are not actually assessed will be reversed in the year of the resolution.
The Company has been advised by the IRS of proposed unfavorable tax adjustments of $85 million including applicable penalties for the open tax years 2009 through 2012. The unfavorable tax adjustments primarily related to the following items: 2009 tax benefits recognized as a result of applying the facts of a third-party tax case that provided favorable tax treatment for certain non-U.S. contracts entered into in prior years to the Company’s situation; transfer pricing; and domestic production activity deduction. The Company has protested the proposed adjustment. However, the IRS does not agree with the Company's protest and they have submitted the proposed unfavorable tax adjustments to be reviewed by the IRS appeals group. In years subsequent to 2012, the Company has similar positions that could be subject to adjustments for the open years. The Company has provided for amounts that it believes will be ultimately payable under the proposed adjustments and intends to vigorously defend its positions; however, if the Company determines the provisions for these matters to be inadequate due to new information or the Company is required to pay a significant amount of additional U.S. taxes and applicable penalties and interest in excess of amounts that have been provided for these matters, the Company's consolidated results of operations and cash flows could be materially and adversely affected.
The Company’s U.S. federal tax returns for 2009 through 2012 are currently under audit by the IRS.  The U.S. tax years open for examination are for periods 2014 and subsequent years. Various state tax returns for 2009 and subsequent years remain open for examination. In the Company’s non-U.S. tax jurisdictions, returns for 2006 and subsequent years remain open for examination. The Company is undergoing other routine tax examinations in various U.S. and non-U.S. taxing jurisdictions in which the Company has operated. These examinations cover various tax years and are in various stages of finalization. The Company believes that any income taxes ultimately assessed by any taxing authorities will not materially exceed amounts for which the Company has already provided, however, if it is determined that the provisions for these matters are inadequate due to new information or that taxing authorities assess a significant amount of additional taxes and applicable penalties and interest in excess of amounts that have been provided for these matters, consolidated results of operations and cash flows could be materially and adversely affected.

The components of income (loss) from continuing operations before income taxes were as follows (in millions):

	2017	2016	2015
U.S.	$(63.7)	$(180.2)	$(174.1)
Non-U.S.	163.0	505.8	331.8
Total	$99.3	$325.6	$157.7
NOTE 13 – SEGMENT AND GEOGRAPHIC AREA INFORMATION
Prior to ARO commencing operations on October 17, 2017 (see Note 1), the Company operated in two segments: Deepwater and Jack-ups. The Company now operates in three principal operating segments: Deepwater, which consists of its drillship operations, Jack-ups, which is composed of the Company's jack-up operations and results associated with the Company's arrangements with ARO primarily under the Transition Services Agreement (direct operating costs only), Rig Management Agreement and Secondment Agreement (see Note 1 and Note 3), and ARO a company formed to own, manage and operate offshore drilling units in Saudi Arabia. These segments provide one primary service – contract drilling. The Company evaluates performance primarily based on income from operations.
"Gain on sale of assets to unconsolidated subsidiary" is related to the sale of three jack-ups and related assets to ARO and is included in the Jack-ups segment (see Note 1 and Note 14). Depreciation and amortization and Selling, general and administrative expenses related to the Company's corporate function and other administrative offices have not been allocated to its operating segments for purposes of measuring segment operating income and are included in "Unallocated and other." In addition, revenue and general and administrative costs related to providing transition services to ARO are included in "Unallocated and other" (see Note 3). "Other operating items" consists of, to the extent applicable, non-cash impairment charges, gains and losses on asset sales and litigation related items. Segment results are presented below:

	Years ended December 31,
	Deepwater	Jack-ups	ARO	Unallocated and other	Reportable segments total	Eliminations and adjustments	Consolidated
	(In millions)
2017
Revenue	$467.9	$807.5	$48.6	$7.4	$1,331.4	$(48.6)	$1,282.8
Operating expenses:
Direct operating costs (excluding items below)	151.4	533.6	22.2	—	707.2	(22.2)	685.0
Depreciation and amortization	111.6	289.4	12.9	2.7	416.6	(12.9)	403.7
Selling, general and administrative	—	—	6.1	104.6	110.7	(6.1)	104.6
Gain on sale of assets to unconsolidated subsidiary	—	(157.4)	—	—	(157.4)	—	(157.4)
Other operating items - expense (income)	0.1	9.3	(0.1)	—	9.3	0.1	9.4
Equity in earnings of unconsolidated subsidiary	—	—	—	—	—	0.9	0.9
Income (loss) from operations	$204.8	$132.6	$7.5	$(99.9)	$245.0	$(6.6)	$238.4

2016
Revenue	$827.5	$1,015.7	$—	$—	$1,843.2	$—	$1,843.2
Operating expenses:
Direct operating costs (excluding items below)	222.4	557.3	—	—	779.7	—	779.7
Depreciation and amortization	115.0	282.6	—	5.3	402.9	—	402.9
Selling, general and administrative	—	—	—	102.2	102.2	—	102.2
Other operating items - expense	0.1	40.9	—	0.6	41.6	—	41.6
Income (loss) from operations	$490.0	$134.9	$—	$(108.1)	$516.8	$—	$516.8

2015
Revenue	$747.8	$1,389.2	$—	$—	$2,137.0	$—	$2,137.0
Operating expenses:
Direct operating costs (excluding items below)	273.0	707.2	—	—	980.2	—	980.2
Depreciation and amortization	94.6	283.9	—	12.9	391.4	—	391.4
Selling, general and administrative	—	—	—	114.3	114.3	—	114.3
Other operating items - expense	—	328.8	—	0.8	329.6	—	329.6
Income (loss) from operations	$380.2	$69.3	$—	$(128.0)	$321.5	$—	$321.5

	Years ended December 31,
	2017	2016	2015
Capital expenditures:	(In millions)
Deepwater	$8.3	$31.5	$555.1
Jack-ups	86.4	84.3	128.8
Unallocated and other	5.9	1.8	39.0
Total	$100.6	$117.6	$722.9
A cash deposit of $7.7 million was made toward the purchase of two jack-up rigs. See Note 19 for more details on the purchase of these rigs.
Not all assets are associated with specific segments. Those assets specific to segments include receivables, certain identified property, plant and equipment (including rigs), investment in unconsolidated subsidiary and note receivable from unconsolidated subsidiary. The remaining assets, such as cash and equivalents, are considered to be shared among the segments and therefore reported in Unallocated and other.

	December 31,
	2017	2016
Total assets:	(In millions)
Deepwater	$2,857.6	$3,037.7
Jack-ups	4,173.7	4,285.8
Unallocated and other	1,427.0	1,352.1
Total	$8,458.3	$8,675.6
The classifications of revenue and assets among geographic areas in the tables which follow were determined based on the physical location of assets. Because the Company’s offshore drilling rigs are mobile, classifications by area are dependent on the rigs’ location at the time revenue is earned and may vary from one period to the next.

	Years ended December 31,
	2017	2016	2015
	(In millions)
Revenue:
United States	$510.7	$852.8	$704.6
Saudi Arabia	390.6	363.9	408.7
Norway	193.8	312.6	403.6
Trinidad	127.0	130.4	141.7
United Kingdom	58.2	120.6	163.0
Other (1)	2.5	62.9	315.4
Total	$1,282.8	$1,843.2	$2,137.0

	December 31,
	2017	2016
	(In millions)
Long-lived assets:
United States	$3,065.6	$3,199.5
Saudi Arabia	633.9	818.4
Norway	862.8	813.7
Trinidad	599.5	622.0
United Kingdom	1,067.2	1,229.9
Other (1)	354.6	376.5
Total	$6,583.6	$7,060.0

(1) Other represents countries in which the Company operates that individually had revenue and long-lived assets representing less than 10% of total revenue or long-lived assets.
NOTE 14 – GAIN ON SALE OF ASSETS TO UNCONSOLIDATED SUBSIDIARY
On October 17, 2017, pursuant to an Asset Transfer and Contribution Agreement, as amended, with ARO, the Company agreed to sell three rigs to ARO: the JP Bussell, the Bob Keller and the Gilbert Rowe and related assets for a total cash consideration of $357.7 million. The book value of these assets was approximately $200.3 million. As a result of this sale transaction with ARO, the Company recognized a gain on the disposal of rig assets in the amount of $157.4 million in 2017. See Note 1 and Note 3 for more details of the ARO joint venture.
NOTE 15 – MATERIAL CHARGES AND OTHER OPERATING ITEMS
Operating expenses for 2016 include (i) non-cash asset impairment charges totaling $34.3 million on five jack-up drilling units (see Note 7) and (ii) a $1.4 million reversal of an estimated liability for settlement of a withholding tax matter during a tax amnesty period which was related to a legal settlement for a 2014 termination of a contract for refurbishment work on the Rowan Gorilla III, as noted below in the 2015 period. Payment of such withholding taxes during the tax amnesty period resulted in the waiver of applicable penalties and interest.
Operating expenses for 2015 include non-cash asset impairment charges totaling $329.8 million on ten jack-up drilling units (see Note 7) and an adjustment of $7.6 million to an estimated liability for the 2014 contract termination in connection with refurbishment work on the Rowan Gorilla III. A settlement agreement for this matter was signed during the third quarter of 2015.
NOTE 16 – SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash investing and financing activities and other supplemental cash flow information follows (in millions):

	2017	2016	2015
Accrued but unpaid additions to property and equipment at December 31	$21.4	$21.0	$32.2
Cash interest payments in excess of interest capitalized	150.2	159.2	143.8
Income tax payments (refunds), net	30.0	38.1	37.5

NOTE 17 – GUARANTEES OF REGISTERED SECURITIES
Rowan plc and its 100%-owned subsidiary, RCI, have entered into agreements providing for, among other things, the full, unconditional and irrevocable guarantee by Rowan plc of the prompt payment, when due, of any amount owed to the holders of RCI's Senior Notes and amounts outstanding under RCI’s Revolving Credit Facility, if any.
There were changes to the corporate ownership structure during the second quarter of 2018. As such changes are required to be applied retrospectively, the Company has recast its historical condensed consolidating financial information to reflect these changes. The condensed consolidating financial information that follows is presented on the equity method of accounting in accordance with Rule 3-10 of Regulation S-X in connection with Rowan plc’s guarantee of the Senior Notes and reflects the corporate ownership structure as of June 30, 2018. Financial Information for the years ended December 31, 2017, 2016 and 2015 reflect changes to the corporate ownership structure that occurred in the fourth quarter of 2017 and the second quarter of 2018. Financial information as of December 31, 2017 and 2016 has been recast to reflect changes to the corporate ownership structure that occurred in the second quarter of 2018 and is presented as though the structure at June 30, 2018, was in place at January 1, 2015. In addition, the Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Other Comprehensive Income (Loss) for the years ended December 31, 2017, 2016 and 2015, and the Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2016 and 2015, have been recast for the adoption of new accounting standards (see Note 1 for additional information).

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Operations
Year ended December 31, 2017
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
REVENUE	$—	$48.7	$1,283.2	$(49.1)	$1,282.8

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	—	0.5	727.5	(43.0)	685.0
Depreciation and amortization	—	18.3	385.4	—	403.7
Selling, general and administrative	29.2	0.2	81.3	(6.1)	104.6
Gain on sale of assets to unconsolidated subsidiary	—	—	(157.4)	—	(157.4)
Loss on disposals of property and equipment	—	1.7	7.7	—	9.4
Total costs and expenses	29.2	20.7	1,044.5	(49.1)	1,045.3

Equity in earnings of unconsolidated subsidiary	—	—	0.9	—	0.9

INCOME (LOSS) FROM OPERATIONS	(29.2)	28.0	239.6	—	238.4

OTHER INCOME (EXPENSE):
Interest expense	—	(155.8)	(0.5)	0.6	(155.7)
Interest income	—	3.6	12.4	(0.6)	15.4
Gain on extinguishment of debt	—	1.7	—	—	1.7
Other - net	20.4	(20.7)	(0.2)	—	(0.5)
Total other income (expense) - net	20.4	(171.2)	11.7	—	(139.1)

INCOME (LOSS) BEFORE INCOME TAXES	(8.8)	(143.2)	251.3	—	99.3
Provision (benefit) for income taxes	—	(8.2)	34.8	—	26.6
Equity in earnings of consolidated subsidiaries, net of tax	81.5	209.4	—	(290.9)	—

NET INCOME	$72.7	$74.4	$216.5	$(290.9)	$72.7

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Operations
Year ended December 31, 2016
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
REVENUE	$—	$40.4	$1,836.9	$(34.1)	$1,843.2

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	—	12.4	796.4	(29.1)	779.7
Depreciation and amortization	—	19.2	382.7	1.0	402.9
Selling, general and administrative	28.5	5.5	74.2	(6.0)	102.2
Loss on disposals of property and equipment	—	0.9	7.8	—	8.7
Material charges and other operating items	—	—	32.9	—	32.9
Total costs and expenses	28.5	38.0	1,294.0	(34.1)	1,326.4

INCOME (LOSS) FROM OPERATIONS	(28.5)	2.4	542.9	—	516.8

OTHER INCOME (EXPENSE):
Interest expense	—	(155.5)	(4.1)	4.1	(155.5)
Interest income	—	5.1	2.8	(4.1)	3.8
Loss on extinguishment of debt	—	(31.2)	—	—	(31.2)
Other - net	21.2	(20.9)	(8.6)	—	(8.3)
Total other income (expense) - net	21.2	(202.5)	(9.9)	—	(191.2)

INCOME (LOSS) BEFORE INCOME TAXES	(7.3)	(200.1)	533.0	—	325.6
Provision (benefit) for income taxes	—	5.1	(6.7)	6.6	5.0
Equity in earnings (losses) of consolidated subsidiaries, net of tax	327.9	7.8	—	(335.7)	—

NET INCOME (LOSS)	$320.6	$(197.4)	$539.7	$(342.3)	$320.6

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Operations
Year ended December 31, 2015
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
REVENUE	$—	$60.0	$2,133.4	$(56.4)	$2,137.0

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	—	13.0	1,017.6	(50.4)	980.2
Depreciation and amortization	—	19.5	370.4	1.5	391.4
Selling, general and administrative	26.2	3.9	91.7	(7.5)	114.3
(Gain) loss on disposals of property and equipment	—	0.9	(8.6)	—	(7.7)
Gain on litigation settlement	—	—	—	—	—
Material charges and other operating items	—	—	337.3	—	337.3
Total costs and expenses	26.2	37.3	1,808.4	(56.4)	1,815.5

INCOME (LOSS) FROM OPERATIONS	(26.2)	22.7	325.0	—	321.5

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	—	(145.3)	(22.8)	22.8	(145.3)
Interest income	0.8	22.1	1.0	(22.8)	1.1
Loss on extinguishment of debt	—	(1.5)	—	—	(1.5)
Other - net	22.3	(25.5)	(14.9)	—	(18.1)
Total other income (expense) - net	23.1	(150.2)	(36.7)	—	(163.8)

INCOME (LOSS) BEFORE INCOME TAXES	(3.1)	(127.5)	288.3	—	157.7
Provision for income taxes	—	17.2	48.6	(1.4)	64.4
Equity in earnings (losses) of consolidated subsidiaries, net of tax	96.4	(77.8)	—	(18.6)	—

NET INCOME (LOSS)	$93.3	$(222.5)	$239.7	$(17.2)	$93.3

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income (Loss)
Year ended December 31, 2017
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET INCOME	$72.7	$74.4	$216.5	$(290.9)	$72.7

OTHER COMPREHENSIVE LOSS:
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive income (loss), net of income taxes	(33.3)	(33.3)	—	33.3	(33.3)
Net reclassification adjustment for amounts recognized in net income as a component of net periodic benefit cost, net of income taxes	11.4	11.4	—	(11.4)	11.4

	(21.9)	(21.9)	—	21.9	(21.9)

COMPREHENSIVE INCOME	$50.8	$52.5	$216.5	$(269.0)	$50.8

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income (Loss)
Year ended December 31, 2016
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET INCOME (LOSS)	$320.6	$(197.4)	$539.7	$(342.3)	$320.6

OTHER COMPREHENSIVE INCOME:
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive income (loss), net of income taxes	(5.1)	(5.1)	—	5.1	(5.1)
Net reclassification adjustment for amounts recognized in net income (loss) as a component of net periodic benefit cost, net of income taxes	7.4	7.4	—	(7.4)	7.4

	2.3	2.3	—	(2.3)	2.3

COMPREHENSIVE INCOME (LOSS)	$322.9	$(195.1)	$539.7	$(344.6)	$322.9

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income (Loss)
Year ended December 31, 2015
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET INCOME (LOSS)	$93.3	$(222.5)	$239.7	$(17.2)	$93.3

OTHER COMPREHENSIVE INCOME:
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive income (loss), net of income taxes	7.0	7.0	—	(7.0)	7.0
Net reclassification adjustment for amounts recognized in net income (loss) as a component of net periodic benefit cost, net of income taxes	13.8	13.8	—	(13.8)	13.8

	20.8	20.8	—	(20.8)	20.8

COMPREHENSIVE INCOME (LOSS)	$114.1	$(201.7)	$239.7	$(38.0)	$114.1

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
December 31, 2017
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$0.2	$206.3	$1,125.6	$—	$1,332.1
Receivables - trade and other	—	1.2	211.6	—	212.8
Prepaid expenses and other current assets	0.3	10.7	4.5	—	15.5
Total current assets	0.5	218.2	1,341.7	—	1,560.4

Property and equipment - gross	—	241.9	8,592.0	—	8,833.9
Less accumulated depreciation and amortization	—	121.4	2,159.8	—	2,281.2
Property and equipment - net	—	120.5	6,432.2	—	6,552.7

Investments in consolidated subsidiaries	5,401.1	6,387.1	—	(11,788.2)	—
Due from affiliates	0.2	680.0	11.5	(691.7)	—
Long-term note receivable from unconsolidated subsidiary	—	—	270.2	—	270.2
Investment in unconsolidated subsidiary	—	—	30.9	—	30.9
Other assets	—	36.4	7.7	—	44.1
	$5,401.8	$7,442.2	$8,094.2	$(12,479.9)	$8,458.3

CURRENT LIABILITIES:
Accounts payable - trade	$0.7	$12.9	$83.6	$—	$97.2
Deferred revenue	—	—	1.1	—	1.1
Accrued liabilities	—	95.7	63.4	—	159.1
Total current liabilities	0.7	108.6	148.1	—	257.4

Long-term debt, less current portion	—	2,510.3	—	—	2,510.3
Due to affiliates	11.2	11.4	669.1	(691.7)	—
Other liabilities	3.8	261.2	28.6	—	293.6
Deferred income taxes - net	—	—	10.9	—	10.9
Shareholders' equity	5,386.1	4,550.7	7,237.5	(11,788.2)	5,386.1
	$5,401.8	$7,442.2	$8,094.2	$(12,479.9)	$8,458.3

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
December 31, 2016
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$3.7	$532.0	$719.8	$—	$1,255.5
Receivables - trade and other	—	1.8	299.5	—	301.3
Prepaid expenses and other current assets	0.3	12.9	10.3	—	23.5
Total current assets	4.0	546.7	1,029.6	—	1,580.3

Property and equipment - gross	—	631.0	8,469.8	—	9,100.8
Less accumulated depreciation and amortization	—	273.8	1,767.0	—	2,040.8
Property and equipment - net	—	357.2	6,702.8	—	7,060.0

Investments in consolidated subsidiaries	5,115.8	6,130.3	—	(11,246.1)	—
Due from affiliates	0.4	437.2	64.2	(501.8)	—
Other assets	—	5.6	29.7	—	35.3
	5,120.2	7,477.0	7,826.3	(11,747.9)	8,675.6

CURRENT LIABILITIES:
Current portion of long-term debt	—	126.8	—	—	126.8
Accounts payable - trade	0.4	22.4	71.5	—	94.3
Deferred revenue	—	0.1	103.8	—	103.9
Accrued liabilities	0.3	107.4	51.1	—	158.8
Total current liabilities	0.7	256.7	226.4	—	483.8

Long-term debt, less current portion	—	2,553.4	—	—	2,553.4
Due to affiliates	0.4	63.9	437.5	(501.8)	—
Other liabilities	5.2	283.9	49.7	—	338.8
Deferred income taxes - net	—	46.4	139.3	—	185.7
Shareholders' equity	5,113.9	4,272.7	6,973.4	(11,246.1)	5,113.9
	$5,120.2	$7,477.0	$7,826.3	$(11,747.9)	$8,675.6

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2017
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(10.0)	$(11.3)	$336.2	$(15.1)	$299.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(18.3)	(82.3)	—	(100.6)
Deposit on purchase of rigs	—	—	(7.7)	—	(7.7)
Investment in unconsolidated subsidiary	—	—	(30.0)	—	(30.0)
Contributions to unconsolidated subsidiary for note receivable	—	—	(357.7)	—	(357.7)
Proceeds from sale of assets to unconsolidated subsidiary	—	—	357.7	—	357.7
Repayments of note receivable from unconsolidated subsidiary	—	—	87.5	—	87.5
Proceeds from disposals of property and equipment	—	1.0	2.3	—	3.3
Investments in consolidated subsidiaries	—	32.6	—	(32.6)	—

Net cash provided by (used in) investing activities	—	15.3	(30.2)	(32.6)	(47.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances (to) from affiliates	12.2	(159.7)	147.5	—	—
Distributions to issuer	—	—	(32.6)	32.6	—
Reductions of long-term debt	—	(170.0)	—	—	(170.0)
Dividends paid	—	—	(15.1)	15.1	—
Shares repurchased for tax withholdings on vesting of restricted share units	(5.7)	—	—	—	(5.7)

Net cash provided by (used in) financing activities	6.5	(329.7)	99.8	47.7	(175.7)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3.5)	(325.7)	405.8	—	76.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3.7	532.0	719.8	—	1,255.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$0.2	$206.3	$1,125.6	$—	$1,332.1

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2016
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATIING ACTIVITIES	$(6.4)	$(58.8)	$1,101.3	$(106.5)	$929.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(44.5)	(73.1)	—	(117.6)
Proceeds from disposals of property and equipment	—	0.4	5.8	—	6.2
Collections on note receivable from consolidated subsidiary	—	689.7	—	(689.7)	—
Investments in consolidated subsidiaries	(0.2)	(80.6)	—	80.8	—

Net cash provided by (used in) investing activities	(0.2)	565.0	(67.3)	(608.9)	(111.4)

CASH FLOWS FROM FINANCING ACTIVITES:
Advances (to) from affiliates	(2.0)	58.2	(53.0)	(3.2)	—
Contributions from parent/issuer	—	—	80.8	(80.8)	—
Proceeds from borrowings	—	500.0	—	—	500.0
Reductions of long-term debt	—	(511.8)	(689.7)	689.7	(511.8)
Payment of debt extinguishment costs	—	(24.0)	—	—	(24.0)
Dividends paid	—	—	(109.7)	109.7	—
Debt issue costs	—	(8.7)	—	—	(8.7)
Shares repurchased for tax withholdings on vesting of restricted share units	(5.0)	—	—	—	(5.0)
Excess tax benefits from share-based compensation	—	2.6	—	—	2.6

Net cash provided by (used in) financing activities	(7.0)	16.3	(771.6)	715.4	(46.9)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13.6)	522.5	262.4	—	771.3
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	17.3	9.5	457.4	—	484.2

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3.7	$532.0	$719.8	$—	$1,255.5

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2015
(In millions)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(6.3)	$5.7	$1,047.1	$(47.4)	$999.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(23.2)	(699.7)	—	(722.9)
Proceeds from disposals of property and equipment	—	2.9	16.5	—	19.4
Advances on note receivable from consolidated subsidiary	—	(481.3)	—	481.3	—
Collections on note receivable from consolidated subsidiary	36.6	503.5	—	(540.1)	—
Investments in consolidated subsidiaries	0.2	(37.7)	—	37.5	—

Net cash provided by (used in) investing activities	36.8	(35.8)	(683.2)	(21.3)	(703.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances (to) from affiliates	(7.4)	89.9	(80.9)	(1.6)	—
Contributions from parent/issuer	—	—	37.5	(37.5)	—
Proceeds from borrowings	—	220.0	481.3	(481.3)	220.0
Reductions of long-term debt	—	(317.9)	(540.1)	540.1	(317.9)
Payment of debt extinguishment costs	—	(1.0)	—	—	(1.0)
Dividends paid	(50.5)	—	(49.0)	49.0	(50.5)
Shares repurchased for tax withholdings on vesting of restricted share units	(1.2)	—	—	—	(1.2)

Net cash used in financing activities	(59.1)	(9.0)	(151.2)	68.7	(150.6)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28.6)	(39.1)	212.7	—	145.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45.9	48.6	244.7	—	339.2

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17.3	$9.5	$457.4	$—	$484.2

NOTE 18 – RELATED PARTIES
On October 17, 2017 the Company entered into a series of agreements with Saudi Aramco to form a joint venture, ARO. In connection with these transactions the Company has a number of relationships which are related party in nature. See Note 1 and Note 3 for a description of the Company's relationship with ARO and the related party transactions that have resulted from the commencement of this joint venture.

Mr. Tore Sandvold is a director of the Company and a director of Schlumberger, a provider of equipment and services to the Company. The Company has engaged in transactions in the ordinary course of business with Schlumberger totaling $20.9 million and $28.4 million in 2017 and 2016, respectively, for the purchase of equipment and services. At December 31, 2017, the Company had a payable to Schlumberger of $8.3 million. These transactions were on an arm’s-length basis and Mr. Sandvold was not involved in such transactions in any way.
NOTE 19 – SUBSEQUENT EVENT
On January 5, 2018, the Company purchased two 2013 Le Tourneau Super 116E jack-up rigs, the P-59 and P-60, which were both delivered new into service in 2013, in a public auction from a subsidiary of Petroleo Brasileiro S.A. (“Petrobras”). The purchase price was $38.5 million per unit, or an aggregate $77.0 million, of which $7.7 million was paid as a deposit in December 2017. As previously reported on the Company's Current Report on Form 8-K dated May 11, 2017, Rowan was the high bidder in a Petrobras public auction with a bid price of $30.0 million per rig. Rowan's bid was not accepted by Petrobras; however, after negotiations, both parties agreed to the revised price.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Unaudited quarterly financial data for each full quarter within the two most recent years follows (in millions except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017:
Revenue	$374.3	$320.2	$291.6	$296.7
Income (loss) from operations	76.3	24.6	(8.2)	145.7
Net income (loss)	10.3	(28.7)	(20.9)	112.0
Basic earnings (loss) per share	0.08	(0.23)	(0.17)	0.89
Diluted earnings (loss) per share	0.07	(0.23)	(0.17)	0.89

2016:
Revenue	$500.2	$611.9	$379.4	$351.8
Income from operations	168.3	277.0	32.5	39.0
Net income (loss)	122.8	216.7	5.5	(24.4)
Basic earnings (loss) per share	0.98	1.73	0.04	(0.19)
Diluted earnings (loss) per share	0.98	1.72	0.04	(0.19)
The sum of the per-share amounts for the quarters may not equal the per-share amounts for the full year due to differences in the computation of weighted average shares for the quarters and full year.
Income from operations in the fourth quarter of 2017 included a $157.4 million gain on the disposal of rig assets as a result of the sale of three rigs: the JP Bussell, the Bob Keller and the Gilbert Rowe and related assets to ARO in October 2017.
Income from operations in the third quarter 2016 included a $34.3 million noncash impairment charge to reduce the carrying values of five jack-up drilling units, partially offset by a $1.4 million reversal of an estimated liability for settlement of a withholding tax matter during a tax amnesty period which was related to a legal settlement for a 2014 termination of a contract for refurbishment work on the Rowan Gorilla III. Payment of such withholding taxes during the tax amnesty period resulted in the waiver of applicable penalties and interest.